Exhibit 10.1

INTERNATIONAL LETTER OF CREDIT AGREEMENT

Dated as of September 29, 2006

among

GREAT LAKES DREDGE & DOCK CORPORATION,

GREAT LAKES DREDGE & DOCK COMPANY, LLC,

and

WELLS FARGO HSBC TRADE BANK, N.A.

TABLE OF CONTENTS

ARTICLE I.	CERTAIN DEFINITIONS AND OTHER INTERPRETIVE PROVISIONS

1.1	Definitions
1.2	Other Interpretive Provisions
1.3	Accounting Terms
1.4	Times of Day

ARTICLE II.	LETTERS OF CREDIT

2.1	Commitment
2.2	International Borrowing Base
2.3	Letters of Credit
2.4	Letter of Credit Requests
2.5	Agreement to Repay Letter of Credit Drawings
2.6	Conflict Between Applications and Agreement
2.7	Increased Costs; Increased Capital
2.8	Default Rate
2.9	Facility Subject to Ex-Im Bank Rules
2.10	Currency Equivalents

ARTICLE III.	CASH COLLATERAL, PREPAYMENTS AND OTHER PAYMENTS

3.1	Deposit of Cash Collateral and Required Prepayments
3.2	[RESERVED]
3.3	Place of Payment or Prepayment
3.4	Prepayment Premium or Penalty
3.5	Taxes
3.6	Reduction or Termination of the Commitment

ARTICLE IV.	FEES

4.1	Facility Fee
4.2	Letter of Credit Fees
4.3	Fees Not Interest; Nonpayment

ARTICLE V.	PERMITTED PURPOSES OF LETTERS OF CREDIT

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES

6.1	Organization and Qualification

i

6.2	Financial Statements; Positive Tangible Net Worth
6.3	Litigation; Contingent Liabilities
6.4	Default
6.5	Title to Assets; Ownership
6.6	Authorization, Validity, Etc.
6.7	Intentionally Omitted
6.8	Taxes
6.9	Conflicting or Adverse Agreements or Restrictions
6.10	Information
6.11	No Consent
6.12	Environmental Matters
6.13	Debt
6.14	Compliance with Laws
6.15	Suspension and Debarment, Etc.

ARTICLE VII.	CONDITIONS

7.1	Representations True and No Defaults
7.2	Terms of Sale
7.3	Governmental Approvals
7.4	Letter of Credit Documents
7.5	Required Initial Documents and Certificates
7.6	Ex-Im Bank Acknowledgment, Etc.
7.7	Post-Closing Lien Search

ARTICLE VIII.	AFFIRMATIVE COVENANTS

8.1	Financial Statements and Information
8.2	Books and Records
8.3	Insurance
8.4	Inspection of Property and Records; Audits of Collateral; Etc.
8.5	Notice of Certain Matters
8.6	Security and Further Assurances
8.7	Establishment of Cash Collateral Account
8.8	Maintenance of Property
8.9	Corporate Existence; Payment of Taxes and Claims; Compliance With Laws
8.10	Assignment of International Letter of Credit Proceeds
8.11	Environmental Matters
8.12	Controlling Affiliates
8.13	Assembly of Export Order Summaries
8.14	Delivery of Domestic Loan Documents

8.15	Reaffirmation of Borrower

ARTICLE IX.	NEGATIVE COVENANTS

9.1	Liens
9.2	Merger, Consolidation, Acquisitions, Sales of Assets, Etc.
9.3	Conduct of Business
9.4	Investments
9.5	Financial Covenants
9.6	Debt
9.7	Affiliate Transactions
9.8	Restricted Payments
9.9	Suspension and Debarment, Etc.
9.10	Debt of Eligible Joint Ventures

ARTICLE X.	EVENTS OF DEFAULT; REMEDIES

10.1	Events of Default
10.2	Other Remedies
10.3	Collateral Account
10.4	Exit Date Event of Default
10.5	Remedies Cumulative

ARTICLE XI.	MISCELLANEOUS

11.1	Waivers, Amendments
11.2	Reimbursement of Expenses
11.3	Notices
11.4	Governing Law
11.5	Survival of Representations, Warranties and Covenants
11.6	Counterparts
11.7	Separability
11.8	Limitation of Liability
11.9	Set-off
11.10	Sale or Assignment
11.11	Interest
11.12	Indemnification
11.13	Payments Set Aside
11.14	Credit Agreement Controls
11.15	Amendment of Financial Covenants
11.16	Waiver of Jury Trial
11.17	USA Patriot Act Notice

11.18	Time of the Essence
11.19	Final Agreement
11.20	Release of Collateral and Guarantors
11.21	Additional Guarantors

Exhibit A	-	Definitions
Exhibit B	-	Form of Note
Exhibit C	-	Form of Weekly International Borrowing Base Certificate, together with Annexes I and II
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Guaranty
Exhibit G	-	Form of Joinder to Guaranty
Exhibit H	-	Form of Standby Letter of Credit Agreement
Exhibit I	-	Form of Reaffirmation, Ratification and Assumption Agreement
Exhibit J	-	Form of Deposit Account Control Agreement
Schedule 1.1	-	Existing Letters of Credit
Schedule 6.1	-	Subsidiaries
Schedule 6.3	-	Litigation
Schedule 6.5	-	Capital Stock of Borrower; Control Affiliates
Schedule 8.3	-	Insurance
Schedule 8.7	-	Export Orders Excluded from the Cash Collateral Account

INTERNATIONAL LETTER OF CREDIT AGREEMENT

This International Letter of Credit Agreement is entered into as of September 29, 2006 among GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation, the Guarantors from time to time party hereto and WELLS FARGO HSBC TRADE BANK, N.A. (together with its successors and assigns, the “Bank”).

The Borrower has requested that the Bank provide an international letter of credit facility, and the Bank is willing to do so on and subject to the terms and conditions set forth herein.

In consideration of the mutual covenants herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS AND OTHER INTERPRETIVE PROVISIONS.

1.1                                 Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in Exhibit A to this Agreement.

1.2                                 Other Interpretive Provisions.  With reference to this Agreement and each other International Loan Document, unless otherwise specified herein or in such other International Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other International Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any International Loan Document, shall be construed to refer to such International Loan Document in its entirety and not to any particular provision thereof, (iv) all references in an International Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the International Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other International Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other International Loan Document.

1.3                                 Accounting Terms.

(a)                                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  The Borrower shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (except as may be otherwise required pursuant to Section 1.3(b)), and each of the financial statements described below shall be prepared from such system and records.

(b)                                 Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to in Section 8.1 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Section 9.5 or in the related definitions of terms used therein, the parties hereto agree, subject to Section 11.15, to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such changes as if such changes had not been made, provided that, subject to Section 11.15, no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Bank, so as to reflect such change in accounting principles.

1.4                                 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.
LETTERS OF CREDIT.

2.1                                 Commitment.

(a)                                  Upon the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to issue standby Letters of Credit for the account of the Borrower up to an aggregate face amount not exceeding at any one time outstanding the lesser of (i) $20,000,000.00 (such amount, as it may be reduced from time to time pursuant to Section 3.6, being the Bank’s “Commitment”) or (ii) the International Borrowing Base.

(b)                                 The Borrower shall execute and deliver to the Bank, to evidence its reimbursement obligations in respect of Letters of Credit, a Note which shall be (i) dated of even date herewith; (ii) in the principal amount of the Commitment; and (iii) in substantially the form attached hereto as Exhibit B, with the blanks appropriately completed.

2.2                                 International Borrowing Base.

(a)                                  As soon as available, and in any event by 11 a.m. (Central time) each Wednesday (or, if Wednesday is not a Business Day, then on the following Business Day), the Borrower shall furnish the Bank an international borrowing base detailed scheduled report in the form of Exhibit C, which is dated as of the last Business Day of the previous calendar week (the “Weekly International Borrowing Base Certificate”); provided, however, in order to receive Credit Accommodations hereunder, the Borrower shall have delivered a Weekly International Borrowing Base Certificate at least within the past seven (7) calendar days.  The Bank may, on demand, inspect the documentation supporting any Weekly International Borrowing Base Certificate.  With respect to the Weekly International Borrowing Base Certificate delivered for the fourth week of every calendar month, such Weekly International Borrowing Base Certificate shall include (i) a list of the Eligible Export-Related Accounts Receivable and (ii) a list of Export Orders that are included in the International Borrowing Base, as at the end of the preceding month, such list to be in such form and containing such information and detail as the Bank may reasonably request, and as is satisfactory to the Bank, to comply with the requirements of the Ex-Im Bank Guaranty, including, without limiting the generality of the foregoing, as to Eligible Export-Related Accounts Receivable, aging thereof in the customary manner.  The inclusion of any receivable in the Weekly International Borrowing Base Certificate shall constitute a representation and warranty by the Borrower that such receivable is an Eligible Export-Related Accounts Receivable.

(b)                                 Two Business Days after the receipt of any such Weekly International Borrowing Base Certificate (unless the Bank prior to such date has notified the Borrower in writing of its determination of a different International Borrowing Base) the International Borrowing Base amount stated in any such Weekly International Borrowing Base Certificate shall automatically be deemed the International Borrowing Base amount until the earlier of (i) the date of the next determination or (ii) the date the Bank notifies the Borrower in writing of its determination of a different International Borrowing Base and the basis for such determination.  The date of any such notification (if any) by the Bank is herein called a “Determination Date” and any increase or reduction in the International Borrowing Base by the Bank shall be effective as of such date.  Each determination of the International Borrowing Base shall be made by the Bank in its reasonable business judgment, based on the most recent Weekly International Borrowing Base Certificate furnished by the Borrower and other information available to the Bank.

2.3                                 Letters of Credit.

(a)                                  Subject to and upon the terms and conditions herein set forth, including, without limitation, the applicable terms and conditions set forth in Article VII hereof, the Bank agrees that it will, following its receipt of a Letter of Credit Request, issue or cause to be issued for the account of the Borrower one or more irrevocable standby letters of credit which can be drawn down by a Buyer only if the Borrower, any Guarantor or an Eligible Joint Venture fails to perform any of its obligations under an Export Order (each a “Letter of Credit” and collectively, the “Letters of Credit”); provided that the Bank shall be under no obligation to issue or cause to be issued any Letter of Credit if at the time of such issuance:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Bank or Wells Fargo from issuing such Letter of Credit or any requirement of law applicable to the Bank or Wells Fargo or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank or Wells Fargo shall prohibit, or request that the Bank or Wells Fargo refrain from, the issuance of letters of credit generally; or

(ii)                                  subject to any Cover requirements set forth in Section 10.3 of this Agreement, (x) 25% of the Stated Amount of such Letter of Credit plus (y) 25% of the aggregate Stated Amount of all outstanding Letters of Credit plus (z) 100% of the aggregate Unpaid Drawings then outstanding (after giving effect to all Unpaid Drawings reimbursed prior to or concurrently with the issuance of such Letter of Credit) exceeds the International Borrowing Base then in effect; or

(iii)                               if the Stated Amount of such Letter of Credit plus all Letter of Credit Outstandings (after giving effect to all Unpaid Drawings reimbursed prior to or concurrently with the issuance of such Letter of Credit) exceeds the Commitment; or

(iv)                              unless the Bank and Ex-Im Bank shall give their prior written consent in their sole discretion, the expiry date of such Letter of Credit is later than 12 months from the date of issuance of such Letter of Credit; provided however, the Bank may issue or cause to be issued the Diyaar Project Letter of Credit so long as the Diyaar Project Letter of Credit shall have an expiry date of not later than the lesser of (a) 27 months from the date of issuance of such Diyaar Project Letter of Credit and (b) the number of months from Closing Date to the Final Disbursement Date.

(b)                                 Notwithstanding the foregoing, (i) the Bank may not issue or cause to be issued during the final sixty (60) days of the term of this Agreement any Letters of Credit which expire after the Maturity Date unless the Bank either has decided to renew this Agreement or has obtained the prior written approval of Ex-Im Bank and (ii) any Letter of Credit that shall have an expiration date after the Maturity Date shall be subject to Cover, such Cover to be delivered to the Bank thirty (30) days prior to the Maturity Date.

(c)                                  The Borrower acknowledges that the Bank will be liable to Wells Fargo for reimbursement of any and all draws under Letters of Credit issued by Wells Fargo and for all other amounts required to be paid under the applicable Application and the Standby Letter of Credit Agreement.  Accordingly, the Borrower agrees to pay to the Bank any and all amounts required to be paid under the applicable Application and the Standby Letter of Credit Agreement, when and as required to be paid thereby.

(d)                                 From and after the Initial Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and shall be subject to and governed by the terms and conditions hereof.

2.4                                 Letter of Credit Requests.

(a)                                  Whenever the Borrower desires that a Letter of Credit be issued for its account or that an existing expiry date shall be extended, the Borrower shall deliver to the Bank its prior written request therefore not later than 12:00 noon (Central time) on at least the second Business Day prior to the requested issuance or extension date, as the case may be.  Each such request shall be in the form of Exhibit E attached hereto executed by the Borrower or such other form (including electronic requests) satisfactory to the Bank and Wells Fargo in their sole discretion (together with the Application, a “Letter of Credit Request”) and, in the case of the issuance of any Letter of Credit, shall be accompanied by an Application therefor, completed to the satisfaction of the Bank and Wells Fargo, and such other certificates, documents and other papers and information as the Bank and Wells Fargo may reasonably request.  Each Letter of Credit shall be denominated in Dollars or in an Approved Currency, shall expire no later than the date specified in Section 2.3, shall not be in an amount greater than is permitted under Section 2.3(a) and shall be in such form as may be approved from time to time by the Bank, Wells Fargo and the Borrower.

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of Section 2.3(a) and Article VII of this Agreement.  Upon its issuance of any Letter of Credit or the extension of the existing expiry date of any Letter of Credit, as the case may be, the Bank shall promptly notify the Borrower of such issuance or extension, which notice shall be accompanied by a copy of the Letter of Credit actually issued or a copy of any amendment extending the existing expiry date of any Letter of Credit, as the case may be.

2.5                                 Agreement to Repay Letter of Credit Drawings.

(a)                                  Upon the receipt by the Bank of notice of any Drawing from a beneficiary under a Letter of Credit, the Bank promptly will provide the Borrower with telecopy notice thereof.  The Borrower hereby agrees to reimburse the Bank by making payment to the Bank in immediately available funds at the Payment Office, for any payment made by the Bank under any Letter of Credit issued by it or Wells Fargo (each such amount so paid until reimbursed, an “Unpaid Drawing”) on the date of such payment, provided that if the Borrower shall have received notice of any Drawing later than 11:00 a.m. (Central time) on any Business Day, then the Borrower shall make such payment not later than 11:00 a.m. (Central time) on the immediately following Business Day, together with interest on the amount so paid by the Bank at the rate specified herein, to the extent not reimbursed prior to 2:00 p.m. (Central time) on the date of such payment, from and including the date paid but excluding the date reimbursement is made as provided above, such interest to be payable ON DEMAND.

(b)                                 The Borrower’s obligations under this Section 2.5 to reimburse the Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances (except as provided below with respect to the gross negligence, bad faith or willful misconduct of the Bank or Wells Fargo) and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or Wells Fargo, including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit (other than a defense based upon the gross negligence, bad faith or willful misconduct of the Bank or Wells Fargo in determining whether such Drawing conforms to the terms of the Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, including any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other International Loan Documents;

(ii)                                  the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Bank, Wells Fargo, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any other Person and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the International Loan Documents;

(v)                                 the occurrence of any Default or Event of Default; or

(vi)                              any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that none of the foregoing is attributable to the gross negligence, bad faith or willful misconduct of the Bank or Wells Fargo.

(c)                                  The Borrower also agrees with the Bank that, in the absence of gross negligence, bad faith or willful misconduct of the Bank or Wells Fargo, the Bank shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between the Borrower or any other Person and the beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or any claims whatsoever of the Borrower or any other Person against any beneficiary of such Letter of Credit or any such transferee.

(d)                                 Neither the Bank nor Wells Fargo shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Bank’s or Wells Fargo’s gross negligence, bad faith or willful misconduct.  The Borrower agrees that any action taken or omitted by the Bank or Wells Fargo under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce, Publication No. 500 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Bank) and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of New York, shall not result in any liability of the Bank or Wells Fargo to the Borrower or any other Person.  IT IS THE INTENT OF THE PARTIES HERETO THAT NEITHER THE BANK NOR WELLS FARGO SHALL HAVE ANY LIABILITY UNDER THIS SECTION 2.5 FOR THE ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE OF THE BANK OR WELLS FARGO.

2.6                                 Conflict Between Applications and Agreement.  To the extent that any provision of any Application related to any Letter of Credit or any provision of the Standby Letter of Credit Agreement is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

2.7                                 Increased Costs; Increased Capital.

(a)                                  If the Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the Closing Date affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank’s Commitment hereunder and other commitments of this type, then, within fifteen (15) Business Days after written demand by the Bank, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such corporation for such increase.  A certificate as to such amounts, showing a calculation of such amounts in reasonable detail, submitted to the Borrower by the Bank shall be presumptive evidence of such amounts.

(b)                                 Anything in this Section notwithstanding:  (i) the Borrower shall not be required to pay to the Bank reimbursement or indemnification with regard to any costs or expenses described in this Section, unless the Bank notifies the Borrower in writing of such costs or expenses within ninety (90) days after the date the Bank obtained knowledge of the circumstances that would cause the Borrower to pay such additional amounts; and (ii) the Bank shall not be permitted to pass through to the Borrower charges and costs under this Section on a discriminatory basis (i.e., which are not also passed through by the Bank to other customers of the Bank similarly situated where such customer is subject to documents providing for such pass through).

2.8                                 Default Rate.  Notwithstanding anything set forth herein to the contrary if any Unpaid Drawing is not paid when due, all outstanding Obligations shall bear interest at a fluctuating rate per annum equal to the Default Rate, which interest shall be due and payable ON DEMAND.

2.9                                 Facility Subject to Ex-Im Bank Rules.  The Borrower acknowledges that the Bank is willing to make its Commitment available to the Borrower because Ex-Im Bank is willing to guaranty payment of a significant portion of the Obligations pursuant to the Ex-Im Bank Guaranty.  Accordingly, in the event of any inconsistency among the International Loan Documents and the Ex-Im Bank Guaranty, the Borrower Agreement, the Fast Track Agreement, the Fast Track Borrower Supplement and the rules and regulations of Ex-Im Bank governing the Working Capital Guaranty Program, the provision that is the more stringent on the Borrower shall control and compliance with any such applicable rule or regulation shall constitute an additional covenant of the Borrower incorporated herein by reference; provided, however, that the following provisions shall be deemed to be waived by the terms of this Agreement: (1) Fast Track Lender Agreement Section 2(e)(ii)(a) with respect to the requirement that the Borrower provide the Bank with a Lien on the domestic revolving loan collateral under the Domestic Credit Agreement; (2) Section 1.01 of the Borrower Agreement and the Ex-Im Bank Guaranty with respect to the definition of Eligible Export-Related Accounts Receivable regarding (i) Accounts Receivable owned by the Eligible Joint Ventures being included in the definition of Eligible Export-Related Accounts Receivable and (ii) affiliate receivables being included in the definition of Eligible Export-Related Accounts Receivable; (3) Section 4.12(b) of the Ex-Im Bank Guaranty with respect to the length of the term of certain letters of credit longer than 12 months; (4) Section 4.02 of the Ex-Im Bank Guaranty, as amended by the Fast Track Lender Agreement, with respect to the requirement that the Bank perfect its security interest in Export-Related Inventory; (5) Section 4.02(a) of the Ex-Im Bank Guaranty, as amended by the Fast Track Lender Agreement, with respect to the collateral securing the Domestic Credit Agreement that will not secure the Obligations; (6) Section 7 of the Fast Track Agreement, Section 2.07(c) of the Borrower Agreement, as amended by the Fast Track Borrower Supplement and Section 2.08(a) of the Borrower Agreement, as amended by the Fast Track Borrower Supplement with respect to the payment of all funds received in payment of the Excluded Export-Related Accounts Receivable into a lockbox and/or the Cash Collateral Account; (7) Section 2.19 of the Borrower Agreement with respect to naming the Bank as loss payee or mortgagee on its property insurance; and (8) Section 2.22 of the Borrower Agreement with respect to the consummation of the Aldabra Transactions.  The Borrower and the Bank hereby acknowledge that Holdings and the Persons that own 20% or more of the ownership of Holdings are controlled by venture capital firms, private equity firms or other investment groups and are therefore not required to guaranty this Agreement.

2.10                           Currency Equivalents.  For all purposes of this Agreement, (i) the equivalent in Dollars of any Approved Currency shall be determined by using the quoted spot rate at which Wells Fargo offers to exchange Dollars for such Approved Currency two Business Days prior to the date on which such equivalent is to be determined and (ii) the equivalent in any Approved Currency of Dollars shall be determined by using the quoted spot rate at which Wells Fargo offers to exchange such Approved Currency for Dollars two Business Days prior to the date on which such equivalent is to be determined.  The equivalent in Dollars of each Letter of Credit made in an Approved Currency shall be recalculated hereunder on each date that it shall be necessary or desirable by any party to determine the amount of the Commitment, the Unpaid Drawings, the Letter of Credit Obligations, the Letter of Credit Outstandings, the Obligations or the face amount of any Letter of Credit on such date.

ARTICLE III.
CASH COLLATERAL, PREPAYMENTS AND OTHER PAYMENTS.

3.1                                 Deposit of Cash Collateral and Required Prepayments.

(a)                                  The Borrower agrees that if at any time the Borrower or the Bank determines that (x) 25% of the aggregate Stated Amount of all outstanding Letters of Credit plus (z) 100% of the aggregate Unpaid Drawings then outstanding exceeds the International Borrowing Base, the Borrower will, within five Business Days after request from the Bank or actual knowledge thereof, (i) deliver to the Bank cash collateral in an amount equal to such excess, which shall be held by the Bank to the extent and until such excess is eliminated or (ii) furnish additional security to the Bank, in form and amount satisfactory to the Bank and Ex-Im Bank.

(b)                                 The Borrower agrees that if at any time the aggregate principal amount of the Letter of Credit Outstandings exceeds the amount of the Commitment, the Borrower shall immediately deliver to the Bank cash collateral in an amount equal to such excess, which, subject to Section 3.1(c) below, shall be held by the Bank to the extent and until such excess is eliminated.

(c)                                  Cash collateral provided to the Bank pursuant to Section 3.1(a) and (b) above shall be first applied by the Bank to the Unpaid Drawings, if any, and the remainder to be held by the Bank in a collateral account.

3.2                                 [RESERVED].

3.3                                 Place of Payment or Prepayment.  All payments and prepayments of the Obligations made in accordance with the provisions of this Agreement or of the Note, including, without limitation, fees, reimbursements or interest, shall, subject to Section 2.5(a), be made to the Bank at the Payment Office no later than 2:00 p.m. (Central time) on the date when due, in immediately available funds.

3.4                                 Prepayment Premium or Penalty.  Each prepayment pursuant to Section 3.1 shall be without premium or penalty.

3.5                                 Taxes.  Unless required by law, all payments (whether of principal, interest, reimbursements or otherwise) under this Agreement or on the Note shall be made by the Borrower without set-off or counterclaim and shall be made free and clear of and without deduction for any present or future tax, levy, impost or any other charge, if any, of any nature whatsoever now or hereafter imposed by any taxing authority, but excluding taxes imposed on or measured by the Bank’s net income (including branch profits taxes) and franchise taxes imposed on the Bank (each non-excluded tax, levy, impost or charge, a “Tax”).  If the making of such payments is prohibited by law unless such Tax is deducted or withheld therefrom, the Borrower shall pay to the Bank, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by the Bank after such deduction or withholding shall equal the amounts which would have been received if such deduction or withholding were not required, provided that the Borrower shall be required to pay such additional amounts only if (A) such withholding Tax is imposed as a result of a change in law after the Closing Date (or, in the case of a transferee of the Bank, if such withholding Tax is imposed as a result of a change in law after the date the transferee became a party hereto) and (B) such withholding Tax is not imposed as a result of the failure of the Bank (or any transferee of the Bank) to provide such properly completed and duly executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, but only to the extent the Bank (or such transferee) is legally permitted to provide such documentation.

3.6                                 Reduction or Termination of the Commitment.  The Borrower may at any time or from time to time reduce or terminate the Commitment by giving written notice thereof no later than 2:00 p.m. (Central time) not less than two (2) Business Days’ prior to such reduction or termination.  Any reduction in the Commitment shall be effective on the date specified in the Borrower’s notice with respect to such reduction.  The Commitment shall automatically terminate on the earlier of (i) the Maturity Date or (ii) in the event of acceleration of the Maturity Date of the Note.  Each reduction of the Commitment hereunder shall be irrevocable.

ARTICLE IV.
FEES.

4.1                                 Facility Fee.  The Borrower shall pay to the Bank on the Closing Date, and on each Loan Facility Anniversary Date, a non-refundable facility fee in an amount equal to the product of (x) the Commitment and (y) the Annual Facility Fee Percentage; provided that on the second Loan Facility Anniversary Date, the facility fee shall be pro rated for a period of time equal to the greater of (i) the remaining term of the Agreement and (ii) six months.  The facility fee payable on the Closing Date shall be in the amount of $200,000.

4.2                                 Letter of Credit Fees.  The Borrower agrees to pay the Bank a fee in respect of each Letter of Credit issued for the account of the Borrower (the “Letter of Credit Fee”), in an amount equal to the greater of (i) $750 or (ii) an amount computed at the applicable rate for standby letters of credit in the Domestic Credit Agreement set forth in Section 3.3(a) thereof minus 0.25%.  Letter of Credit Fees shall be due and payable quarterly in arrears on or before the fifth (5th) Business Day following the end of each Fiscal Quarter.  Fees due under this

Section 4.2 shall be computed on the basis of a year of 360 days.  In addition, the Borrower shall pay to the Bank or Wells Fargo, as applicable, solely for its own account as issuer of Letters of Credit, any applicable amendment, transfer, negotiation and other fees as determined in accordance with the Bank’s or Wells Fargo’s then current fee policy.

4.3                                 Fees Not Interest; Nonpayment.  The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement.  Fees shall be payable when due in Dollars and in immediately available funds.  All fees shall be non-refundable, and shall, to the fullest extent permitted by law, bear interest, if not paid within five (5) Business Days of when due, at a rate per annum equal to the Default Rate.

ARTICLE V.
PERMITTED PURPOSES OF LETTERS OF CREDIT

The Borrower agrees that the Letters of Credit shall be issued solely to support one or more of the Borrower’s, any Guarantor’s or any Eligible Joint Venture’s obligations under an Export Order.  No Letter of Credit may be a Warranty Letter of Credit; provided, however, a performance Letter of Credit that converts to a Warranty Letter of Credit at the end of the performance period may be issued so long as the Bank’s liability thereunder and therefor is eliminated (in a manner satisfactory to the Bank in its sole discretion) not later than the date when the warranty period commences.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES.

The Borrower and, as applicable, each Guarantor each represents and warrants that:

6.1                                 Organization and Qualification.  It and each of its Subsidiaries (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (except to the extent that such failure to be in good standing under such laws could not reasonably be expected to have a Material Adverse Effect); (b) has the power to own its Properties and to carry on its business as now conducted; and (c) is duly qualified to do business and is in good standing in all jurisdictions in which the failure to so qualify or be in good standing could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the Borrower has no Subsidiaries other than those listed on Schedule 6.1.

6.2                                 Financial Statements; Positive Tangible Net Worth.  The Borrower has furnished the Bank with the following financial statements:  (a) its year-end Annual Audited Financial Statements for the fiscal year ended December 31, 2005; and (b) its unaudited consolidated balance sheet, statement of earnings and statement of cash flow as at and for the three month period ended June 30, 2006.  These statements have been prepared in conformity with GAAP, except, in the case of unaudited financial statements, for the absence of footnote disclosure and for year-end audit adjustments.  Such statements fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries and the consolidated results of its operations as at the dates and for the periods indicated.  Since December 31, 2005, there has been no change in any circumstances, facts or conditions nor shall an event have taken place which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  During the period from June 30, 2006 to the Closing Date, the Borrower has had a positive tangible net worth, as determined in accordance with GAAP.  For the purpose of this determination, net worth (as determined in accordance with GAAP) must be (i) increased by any Debt of the Borrower and its Subsidiaries subordinated to the indebtedness evidenced by this Agreement and (ii) decreased by all intangible assets (including, without limitation, all patents, licenses, goodwill, subscription lists, capitalized software, organization expenses, covenants not to compete, and investments in and monies due from Affiliates, officers and directors of the Borrower and its Subsidiaries).

6.3                                 Litigation; Contingent Liabilities.  Other than as set forth on Schedule 6.3, there is no material action or proceeding pending or, to the knowledge of the Loan Parties, overtly threatened against or involving the Borrower or any Subsidiary before any court, administrative agency or arbitrator the results of which could reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to the actions or proceedings disclosed on Schedule 6.3, or provided for or disclosed in the financial statements referred to in Section 6.2, as of the Closing Date, none of the Borrower or any of the Borrower’s Subsidiaries has any contingent liabilities which could reasonably be expected to have a Material Adverse Effect.

6.4                                 Default.  Neither the Borrower nor any Subsidiary is (i) in default under any agreement or instrument to which any of such Persons is a party or by which any of their respective properties or assets is bound or affected, which default could reasonably be expected to have a Material Adverse Effect, (ii) in default under or in violation of the provisions of any Governmental Requirement (except where such default or violation could not reasonably be expected to have a Material Adverse Effect) or (iii) in default in any material respect with any material provisions of any Export Order (which is included in the International Borrowing Base), which has not been waived by the applicable party thereto.  No Event of Default or Default has occurred and is continuing.

6.5                                 Title to Assets; Ownership.

(a)                                  The Borrower and each Subsidiary has good and marketable title to, or a valid leasehold interest in, its material Properties, subject to no Liens except as permitted by Section 9.1 hereof.

(b)                                 As of the Closing Date, except as permitted in Section 9.1 hereof, the Persons identified on Schedule 6.5 directly own, free and clear of all Liens or restrictions on transferability or voting, one hundred percent (100%) of the outstanding shares of Capital Stock of the Borrower and all such shares are validly issued, fully paid and non assessable.  As of the Closing Date, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire (i) any shares of the Capital Stock of the Borrower or (ii) any securities convertible into or exchangeable for any shares of such Capital Stock.  As of the Closing Date, no securities are outstanding which are convertible into or exchangeable for any shares of Capital

Stock of the Borrower.  As of the Closing Date, the Persons identified on Schedule 6.5 as Controlling Affiliates are the only Controlling Affiliates of the Borrower (other than Controlling Affiliates that are not required to execute a Guaranty pursuant to Section 6(c) of the Fast Track Lender Agreement).

6.6                                 Authorization, Validity, Etc.  It has the power and authority to make, execute, deliver and carry out the International Loan Documents to which it is a party and the transactions contemplated therein and to perform its obligations thereunder and all such action has been duly authorized by all necessary proceedings on its part.  The International Loan Documents to which any Loan Party is a party have been duly and validly executed and delivered by such Loan Party and constitute valid and legally binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as limited by Debtor Laws.  The Liens created by the International Security Documents will constitute valid and perfected Liens on the Collateral described therein superior in right to all other Liens, except for Permitted Liens.

6.7                                 Intentionally Omitted.

6.8                                 Taxes.  The Borrower and each Subsidiary has timely filed, or has caused to be timely filed, all tax returns and reports required by applicable law, has timely paid, or has caused to be timely paid, all applicable taxes, assessments, deposits and contributions owing by Borrower and each such Subsidiary and will timely pay, or cause to be timely paid, all such items in the future as they became due and payable.  The Borrower or any Subsidiary may, however, defer payment of any contested taxes; provided, that Borrower or such Subsidiary (a) in good faith contests Borrower’s obligation to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies the Bank in writing of the commencement of, and any material development in, the proceedings; (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral; and (d) maintains adequate reserves therefore in conformity with GAAP.  The Borrower is not aware of any proposed tax assessment by any taxing authority or of any claims by any Governmental Authority for any unpaid taxes which could reasonably expected to have a Material Adverse Effect, in each case except liabilities contested in good faith or for which adequate reserves have been provided.

6.9                                 Conflicting or Adverse Agreements or Restrictions.  Neither the execution, delivery and performance by each Loan Party of the International Loan Documents to which it is a party, any Export Order to which it is a party and which is included in the International Borrowing Base, nor the consummation of the transactions contemplated thereby nor fulfillment of and compliance with the respective terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation or imposition of any Lien on any of the Property of the Borrower or any Subsidiary (other than Liens created under the International Loan Documents and, in connection with the execution, delivery and performance of any Export Order, Permitted Liens) pursuant to, (a) the Organization Documents of such Person; (b) any Governmental Requirement; or (c) the terms, conditions or provisions of any material contract to which such Person is a party or by which it is bound or to which it is subject.

6.10                           Information.  Neither this Agreement nor any other document, certificate or written statement furnished to the Bank by or on behalf of the Borrower or any Subsidiary in connection with this Agreement (including, without limitation, any Export Order included in the International Borrowing Base or any Weekly International Borrowing Base Certificate) contains any statement of material fact which is untrue or incorrect in any material respect or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in any material respect in light of the circumstances under which such information was provided as of the time when delivered.  As of the Closing Date, there is no fact currently known to any Loan Party which now or in the future could reasonably be expected to have a Material Adverse Effect and which has not been set forth or referred to in this Agreement, the other International Loan Documents, or such documents, certificates or statements heretofore furnished to the Bank.

6.11                           No Consent.  Except to the extent obtained, no authorization or approval or other action by, and no notice to or filing with, any Person or any Governmental Authority is required for the due execution, delivery, and performance (a) by any Loan Party of any International Loan Document to which it is a party or the borrowings hereunder, in each case as contemplated herein, or the effectuation of the transactions contemplated under any International Loan Document to which it is a party, except (i) filings and recordings to perfect the Liens created under the International Loan Documents and (ii) those which, if not obtained, could not reasonably be expected to have a Material Adverse Effect, or (b) of any Export Order by the parties thereto or the effectuation of the transactions contemplated thereunder, except those which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

6.12                           Environmental Matters.  The Borrower and each Subsidiary (a) owns, possesses or otherwise holds, and is in compliance with the terms and conditions of, all Governmental Approvals under Environmental Laws necessary for the ownership or lease and operation of its Property and the carrying on of its business as now conducted or proposed to be conducted, except where the failure could not reasonably be expected to have a Material Adverse Effect, and (b) is in compliance with all Governmental Requirements relating to the environment except where the failure could not reasonably be expected to have a Material Adverse Effect.  There are no civil, criminal or administrative actions, investigations or proceedings or claims pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary, for noncompliance with Environmental Laws or arising out of the presence or release of hazardous materials at, on or under any Property now owned, leased or operated by the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

6.13                           Debt.  As of the Closing Date, the financial statements referred to in Section 6.2 contain a complete and accurate disclosure in all material respects of all Debt of the Borrower and its Subsidiaries outstanding as of the respective dates of such financial statements, except for Guaranties permitted by Section 6.2(f) (or any comparable section) of the Domestic Credit Agreement.  As of the Closing Date, none of the Borrower or any of its Subsidiaries has incurred any other Debt since the respective dates of such financial statements, except as would have been permitted under Section 9.6 of this Agreement had this Agreement been in effect at the time of the incurrence of any such additional Debt.

6.14                           Compliance with Laws.  The Borrower and each Subsidiary has complied in all material respects with all provisions of all applicable laws and regulations, including those relating to Borrower’s ownership of real or personal property, the conduct and licensing of

Borrower’s business, the payment and withholding of taxes, ERISA and other employee matters, safety and environmental matters.

6.15                           Suspension and Debarment, Etc.  Neither the Borrower nor any of its Principals (as defined below) are (A) debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined under any of the Debarment Regulations referred to below) from participating in procurement or nonprocurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations (as defined below) or (B) indicted, convicted or had a civil judgment rendered against the Borrower or any of its Principals for any of the offenses listed in any of the Debarment Regulations.  For the purposes hereof, (1) ”Principals” shall mean any officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities with respect to the Borrower; or any other Person (whether or not an employee) who has critical influence on or substantive control over the transaction covered by this Agreement and (2) the “Debarment Regulations” shall mean (x) the Government wide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988), (y) Subpart 9.4 (Debarment, Suspension and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400-9.409 and (z) the revised Government wide Debarment and Suspension (Nonprocurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).

ARTICLE VII.
CONDITIONS.

The obligation of the Bank to issue each Letter of Credit is subject to the following conditions:

7.1                                 Representations True and No Defaults.

(a)                                  The representations and warranties of the Borrower and the Guarantors contained in the International Loan Documents shall be true and correct in all material respects on and as of the date of the issuance of any Letter of Credit, as though made on and as of such date except for any representation or warranty which is specified as being made as of an earlier date, in which case such representation or warranty shall only speak as to such earlier date; and

(b)                                 no Event of Default or Default shall have occurred and be continuing.

7.2                                 Terms of Sale.  Letters of Credit shall be issued only against Export Orders, copies of which have been delivered to the Bank, if the Bank or Ex-Im Bank requires, and which are maintained on file with the Borrower.  Each Letter of Credit hereunder is subject to the condition precedent that the Bank shall have reviewed and approved in its sole discretion the terms and conditions, including without limitation that there exists satisfactory evidence that the Items will in fact be exported, of the applicable Export Order.

7.3                                 Governmental Approvals.  The Borrower and each Guarantor and the Bank shall have obtained all Governmental Approvals required for the making and carrying out of this Agreement, the issuance of Letters of Credit pursuant hereto and the issuance of the Note and the execution, delivery and performance of the applicable Export Order that is included in the International Borrowing Base.  Without limitation of the foregoing, no Letter of Credit shall be issued hereunder (a) in violation of the Ex-Im Bank Guaranty or contrary to the instructions of Ex-Im Bank or (b) following the occurrence of an Event of Default that is continuing or of any event which but for the giving of notice or the lapse of time or both would constitute an Event of Default pursuant to Section 4.10 of the Ex-Im Bank Guaranty.

7.4                                 Letter of Credit Documents.  On the date of the issuance of any Letter of Credit, the Bank shall have received from the Borrower a Letter of Credit Request in respect of Letters of Credit to be issued on such issuance date together with such other documents and certificates relating to the transactions herein contemplated as the Bank may reasonably request.

7.5                                 Required Initial Documents and Certificates.  On or before the issuance of the first Letter of Credit hereunder (the “Initial Date”), the Bank shall have received from the Borrower or, as applicable, each Guarantor the following, in each case in form, scope and substance satisfactory to the Bank:

(i)                                     the SBA/Ex-Im Bank Joint Application, duly executed by the parties thereto, together with the $100 application fee related thereto;

(ii)                                  the Borrower Agreement duly executed by the parties thereto;

(iii)                               the Fast Track Borrower Supplement duly executed by the parties thereto;

(iv)                              this Agreement duly executed by the parties hereto, together with all schedules and exhibits thereto;

(v)                                 the Note duly executed by the Borrower;

(vi)                              the International Security Agreement duly executed by the parties thereto;

(vii)                           the International Pledge Agreement duly executed by the parties thereto;

(viii)                        the Standby Letter of Credit Agreement duly executed by the parties thereto;

(ix)                                an officer’s certificate of the Borrower signed in the name of the Borrower by its President, Chief Financial Officer, Vice President or Secretary, and dated as of the Closing Date to which are attached true and correct copies of the Organization Documents of the Borrower and corporate resolutions duly adopted by the Board of Directors of the Borrower authorizing the transactions contemplated by the International Loan Documents;

(x)                                   such certificates as may be appropriate to demonstrate the continued existence and good standing of the Borrower in its jurisdiction of organization;

(xi)                                an officer’s certificate of each Guarantor signed in the name of such Guarantor by its President, Chief Financial Officer, Vice President or Secretary, and dated as of the Closing Date to which are attached true and correct copies of the Organization Documents of such Guarantor and resolutions duly adopted by the Board of Directors or Managers of such Guarantor authorizing the transactions contemplated by the International Loan Documents;

(xii)                             such certificates as may be appropriate to demonstrate the continued existence and good standing of each Guarantor in its jurisdiction of organization;

(xiii)                          a Weekly International Borrowing Base Certificate dated within five (5) calendar days preceding the Initial Date;

(xiv)                         copies of UCC Financing Statements and all other requisite filing documents necessary to perfect the Liens granted pursuant to the International Security Documents and, if applicable, duly executed releases or assignments of Liens and UCC-3 financing statements in recordable form, each in form and substance satisfactory to the Bank, and filed with the appropriate filing offices, covering all of the Collateral subject thereto, as may be necessary to reflect that the Liens granted to the Bank are of the priority required by Section 9.1 hereof;

(xv)                            the facility fee required under Section 4.1;

(xvi)                         the Borrower’s monthly Export-Related Accounts Receivable aging schedule showing all of the Borrower’s Export-Related Accounts Receivable as of the last day of the calendar month immediately preceding the Closing Date;

(xvii)                      the Borrower’s financial statements described in Section 6.2;

(xviii)                   an Exceptions Approval Letter properly signed by Ex-Im Bank;

(xix)                           the Guaranty, duly executed and delivered by each Guarantor;

(xx)                              a control agreement in the form of Exhibit J hereto for the Cash Collateral Account at Wells Fargo, duly executed by Bank, Wells Fargo and the Borrower;

(xxi)                           a copy of the Standing Instruction Agreement executed by Ahli United Bank;

(xxii)                        a customary opinion dated as of the Closing Date of legal counsel to the Borrower and Guarantor as to such matters as the Bank may reasonably request;

(xxiii)                     any amendments and/or consents required to the Domestic Loan Documents and the Travelers Agreement (as defined in the Domestic Credit Agreement) to allow the Liens granted pursuant to the International Security Documents;

(xxiv)                    a confirmation of the pledge of each Guarantor’s equity interests in the Durrat Joint Venture, executed by each other member of the Durrat Joint Venture; and

(xxv)                       any further documentation or evidence that the Bank or Ex-Im Bank may require.

In addition, as of the Initial Date, all legal matters incident to the transactions herein contemplated shall be reasonably satisfactory to the Bank.

7.6                                 Ex-Im Bank Acknowledgment, Etc.  On or before the Initial Date, Ex-Im Bank shall have received from the Bank copies of all documents required pursuant to the Ex-Im Bank Guaranty and the Fast Track Agreement.  The Bank shall have received from Ex-Im Bank a Loan Authorization Agreement executed by Ex-Im Bank, together with all other items referred to in Paragraph 3 of the Fast Track Agreement.

7.7                                 Post-Closing Lien Search.  After the Closing Date, the Bank shall have received the results of all post-closing lien searches confirming that the Bank has obtained a perfected security interest in the Collateral of the priority required by Section 9.1.

ARTICLE VIII.
AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as the Borrower requests issuance of Letters of Credit hereunder and until payment in full of all Obligations, the expiry of all Letters of Credit and the termination of this Agreement, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 8.1 and 8.5) cause each Subsidiary to:

8.1                                 Financial Statements and Information.  Deliver to the Bank:

(a)                                  within 90 days after the end of each Fiscal Year of the Borrower, the Annual Audited Financial Statements of the Borrower and its Subsidiaries for such Fiscal Year;

(b)                                 within 75 days after the first calendar day of each Fiscal Year, a budget for such Fiscal Year, which budget shall be prepared on a Fiscal Quarter basis and shall contain a projected, consolidated balance sheet, consolidated statement of earnings (broken out in reasonable detail by business segment) and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such Fiscal Year.  It is understood that

(i) any projections or budget furnished to the Bank are subject to significant uncertainties and contingencies, which are beyond the control of the Borrower and its Subsidiaries, (ii) no assurance is given by the Borrower and its Subsidiaries that such projections will be realized, and (iii) the actual results may differ from such projections and such differences may be material;

(c)                                  within 45 days after the first three Fiscal Quarters of each Fiscal Year, the Quarterly Unaudited Financial Statements of the Borrower and its Subsidiaries;

(d)                                 a Weekly International Borrowing Base Certificate as required by Section 2.2(a);

(e)                                  the notices and information required to be delivered by Section 6.1(f) (or any comparable section) of the Domestic Credit Agreement;

(f)                                    with reasonable promptness after the sending or filing thereof, copies of all reports and registrations statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(g)                                 in connection with the Durrat Project and the Diyaar Project, within 45 days after the end of each calendar month, (i) copies of all standing instructions delivered to Ahli United Bank (to the extent not previously delivered), (ii) monthly statements of the Ahli United Bank Deposit Account, and (iii) copies of any and all invoices issued by (x) the Durrat Joint Venture to Durrat, (y) the Diyaar Joint Venture to Diyaar and (z) Great Lakes LLC to (I) the Durrat Joint Venture and (II) the Diyaar Joint Venture; and

(h)                                 such additional financial or other information as the Bank may reasonably request.

Together with each delivery of the Annual Audited Financial Statements and the Quarterly Unaudited Financial Statements, the Borrower will deliver to the Bank a Compliance Certificate substantially in the form of Exhibit D hereto, showing (in reasonable detail and appropriate calculations and computations in form reasonably satisfactory to the Bank) compliance with the financial covenants set forth in Section 9.5, stating that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto.  The Bank is authorized to deliver a copy of any information and financial statement delivered to it pursuant to this Agreement to Ex-Im Bank and any Governmental Authority having jurisdiction over the Bank.

8.2                                 Books and Records.  Maintain, and cause its Subsidiaries to maintain, proper books of record and account in accordance with GAAP (including records relating to Collateral) which accurately reflect all of its business affairs and transactions in relation to its business and activities in all material respects.

8.3                                 Insurance.  Maintain, and cause its Subsidiaries to maintain, insurance with financially sound, responsible and reputable companies in such types (including, without limitation, fire and casualty) and amounts and against such casualties, risks and contingencies as is customarily carried by owners of similar businesses and Properties, and furnish to the Bank, together with each delivery of Annual Audited Financial Statements under Section 8.1(a), certificates of insurance evidencing the insurance carried.  Without limiting the generality of the foregoing, the Borrower will comply with the insurance requirements set forth in each International Security Document to which the Borrower is a party.  For purposes hereof, the Borrower’s types and amounts of insurance set forth in Schedule 8.3 shall be acceptable to the Bank.

8.4                                 Inspection of Property and Records; Audits of Collateral; Etc.

(a)                                  Permit, and cause its Subsidiaries to permit, any Person designated by the Bank in writing to visit and inspect any of the Properties, books and financial records of the Borrower and its Subsidiaries and discuss its affairs and finances with its officers, all at such times during normal business hours as the Bank may reasonably request at a mutually agreeable time, and cause its officers and employees to give full cooperation and assistance in connection therewith.  Without limiting the generality of the foregoing, the Borrower will permit, and cause its Subsidiaries to permit, any officer or employee of, or agent designated by, the Bank to have access to, examine and inspect the Collateral and to audit and make copies from the Borrower’s and any Subsidiaries’ records, files and books of account in order to verify such Collateral.

(b)                                 The Borrower will, from time to time, on a quarterly basis (other than the fourth Fiscal Quarter), permit the Bank, an independent certified public accountant or another appropriate entity acceptable to the Bank to audit the Borrower’s books, records and procedures with respect to Inventory, Accounts Receivable and other Collateral.  This inspection shall include a physical inspection of the Collateral in accordance with normal commercial lending practices, except that a book audit shall be made of the Borrower’ Accounts Receivable and any intangible Collateral.  Promptly after the conclusion of each such audit, the Borrower shall pay to the Bank its reasonable and customary out-of-pocket expenses associated with such audit.

8.5                                 Notice of Certain Matters.  Promptly, but in any event within five (5) Business Days, notify the Bank in writing of the occurrence of any of the following:

(a)                                  the Borrower or any Guarantor (i) applies for, consents to or suffers the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) takes any action for the purpose of effecting any of the foregoing;

(b)                                 any Lien in any of the Collateral, granted or intended by the International Loan Documents to be granted to Bank, ceases to be a valid, enforceable, perfected, first priority Lien (or a lesser priority if expressly permitted pursuant to Section 6 of the Loan Authorization Agreement) subject only to Permitted Liens;

(c)                                  the issuance of any levy, assessment, attachment, seizure or Lien, other than a Permitted Lien, against any of the Collateral which is not stayed or lifted within thirty (30) calendar days;

(d)                                 any proceeding is commenced by or against the Borrower or any Guarantor for the liquidation of its assets or dissolution;

(e)                                  any litigation is filed against the Borrower or any Guarantor which has had or could reasonably be expected to have an Ex-Im Material Adverse Effect and such litigation is not withdrawn or dismissed within thirty (30) calendar days of the filing thereof;

(f)                                    any Default or Event of Default under the International Loan Documents;

(g)                                 any failure to comply with any terms of the Loan Authorization Agreement;

(h)                                 any material provision of this Agreement or any other International Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms;

(i)                                     any event which has had or could reasonably be expected to have an Ex-Im Material Adverse Effect;

(j)                                     the aggregate outstanding amount of Disbursements exceeds the applicable Export-Related Borrowing Base;

(k)                                  the existence of any condition requiring a mandatory prepayment or deposit of cash collateral pursuant to Section 3.1 hereof;

(l)                                     any failure to pay when due any amount payable to the Bank by the Borrower or any Subsidiary under any non-Ex-Im Bank guaranteed loan(s) extended by the Bank to the Borrower or any Subsidiary;

(m)                               any actual breach, or threatened breach made in writing, in any material respect of any material provision of any Export Order included in the International Borrowing Base, by any party to any such contract; or

(n)                                 the Borrower has included in the International Borrowing Base any Accounts Receivable that no longer qualifies as Eligible Export-Related Accounts Receivable.

8.6                                 Security and Further Assurances.  Each Loan Party shall, from time to time as the Bank may reasonably request, at the Borrower’s own expense, promptly execute and deliver all such further instruments (including, without limiting the generality of the foregoing, additional security agreements, and financing statements) and do such other acts as the Bank may reasonably request for the purpose of protecting or perfecting any Lien created or granted or intended to be created or granted in the International Security Documents or in order to ensure that any such Lien is of the priority purported to be granted thereby and as required by Section 9.1 hereof, or in order to police or protect any Collateral or otherwise to carry out more effectually the purposes and intent of the International Loan Documents.

8.7                                 Establishment of Cash Collateral Account.  Establish and maintain a deposit account with Wells Fargo, in which payments related to Export-Related Accounts Receivable will be deposited directly by wire transfer (the “Cash Collateral Account”); provided, however, that payments from Durrat and Diyaar will be deposited in an account at Ahli United Bank (the “Ahli United Bank Deposit Account”) with the portion of such payments belonging to the Borrower or Guarantor to be deposited in the Cash Collateral Account reasonably promptly, and in any event within two (2) Business Days (as defined in the Standing Instruction Agreement), from the date of the deposit in the Ahli United Bank Deposit Account and, provided, further that (i) payments related to the Export Orders identified on Schedule 8.7 and (ii) payments related to Export Orders that have a contractual value of less than $1,000,000 and which are not included in the International Borrowing Base (collectively, the “Excluded Export-Related Accounts Receivable”) shall not be required to be deposited into the Cash Collateral Account.  The Cash Collateral Account, including the withdrawal and release of funds therefrom, shall be governed by the control agreement in the form of Exhibit J hereto.  So long as no Event of Default has occurred and is continuing, the Bank will deliver orders to Wells Fargo providing for a daily transfer of all funds from the Cash Collateral Account to the Borrower’s operating account at Bank of America, N.A. or such other account as the Borrower may direct in writing from time to time.

8.8                                 Maintenance of Property.  Maintain in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty, all of its material properties which are used in the conduct of its business (whether owned or leased by such party) and make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case consistent with sound business practices; provided that such obligation shall not apply to property that the Borrower or such Subsidiary reasonably determines in good faith that maintenance thereof is no longer economically desirable.

8.9                                 Corporate Existence; Payment of Taxes and Claims; Compliance With Laws.

(a)                                  Except as otherwise permitted by the Domestic Credit Agreement, maintain, and cause each Subsidiary to maintain, its existence;

(b)                                 pay, and cause to be paid, all taxes, assessments, governmental charges, claims for labor, and other obligations that have become due and payable and that by law have or may give rise to a Lien on such Person’s Property other than Liens permitted by Section 9.1, provided that none of the Borrower or any Subsidiary shall be required to pay such tax, assessment, governmental charge, claim for labor or other obligations which (i) is being contested in good faith by appropriate proceedings which will prevent the forfeiture or sale of any Property or any material interference with the use thereof by such Person, and has been adequately reserved against in accordance with GAAP, and (ii) if not so paid, could not reasonably be expected to have a Material Adverse Effect; and

(c)                                  comply, and cause each Subsidiary to comply, with all Governmental Requirements except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.10                           Assignment of International Letter of Credit Proceeds.  Each letter of credit or bank guaranty issued in favor of the Borrower with respect to the sale of Items related to Export Orders to be financed under this Agreement and included in the International Borrowing Base, if any, (a) shall be in form and substance reasonably satisfactory to the Bank, and (b) shall be issued in the manner required by the Bank by financial institutions reasonably acceptable to the Bank.  If required by the Bank, any such letter of credit or bank guaranty shall provide for an assignment of proceeds thereof, in form and substance reasonably satisfactory to the Bank.

8.11                           Environmental Matters.  At all times:

(a)                                  comply, and cause each Subsidiary to comply, with all applicable Governmental Requirements and Governmental Approvals under Environmental Laws except where failure to so comply could not reasonably be expected to have a Material Adverse Effect; and

(b)                                 promptly notify the Bank after becoming aware of any enforcement, cleanup, removal or other governmental or regulatory actions instituted or threatened in writing against Borrower or any Subsidiary pursuant to any applicable Environmental Laws which could reasonably be expected to result in liabilities of Borrower or its Subsidiaries in excess of $3,000,000 (to the extent not covered by insurance or third party indemnification).

8.12                           Controlling Affiliates.  If any Person shall become a Controlling Affiliate after the Closing Date, then the Borrower (a) will cause such Controlling Affiliate if required under Section 6(c) of the Fast Track Lender Agreement, to execute and deliver to the Bank the Guaranty within thirty (30) days of becoming a Controlling Affiliate and (ii) to execute and deliver to the Bank the Security Agreement within thirty (30) days of becoming a Controlling Affiliate, if such Controlling Affiliate’s assets will be included in the International Borrowing Base.

8.13                           Assembly of Export Order Summaries.  In the event the Borrower has furnished summaries of Export Orders to the Bank pursuant to Section 2.2(a), at least once each calendar quarter, make available to the Bank a sampling of such Export Orders selected by the Bank representing at least 10% of the aggregate U.S. dollar volume of all Export Orders and 10% of the number of Export Orders supporting Letters of Credit issued during the preceding calendar quarter available for the Bank’s review and inspection.

8.14                           Delivery of Domestic Loan Documents.  Deliver or cause to be delivered to the Bank promptly after the effectiveness thereof, any amendments, modifications, renewals and extensions of the Domestic Credit Agreement.

8.15                           Reaffirmation of Borrower.  Contemporaneously with the consummation of the Aldabra Transactions, the Successor Borrower shall execute and deliver to the Bank a Reaffirmation, Ratification and Assumption Agreement, substantially in the form attached hereto as Exhibit I and such other documents as may be reasonably requested by the Bank or Ex-Im Bank to assure themselves of the continuing effectiveness of the International Loan Documents being reaffirmed, ratified and assumed by the Successor Borrower.

ARTICLE IX.
NEGATIVE COVENANTS.

So long as the Borrower may request issuance of Letters of Credit hereunder and until payment in full of all Obligations and termination of this Agreement, unless the Bank shall otherwise give its prior written consent in its sole and absolute discretion:

9.1                                 Liens.  The Borrower will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Lien upon any of its Properties, or the proceeds thereof, whether now owned or hereafter acquired, except (a)  Liens permitted pursuant to Section 6.2(h) (or such comparable section) of the Domestic Credit Agreement, provided that no such Liens (other than Permitted Liens) shall encumber the Collateral subject to the International Security Documents, and (b) Liens in favor of the Bank created under the International Loan Documents.

9.2                                 Merger, Consolidation, Acquisitions, Sales of Assets, Etc.  Without the prior written consent of the Bank and Ex-Im Bank, the Borrower will not: (a) merge, consolidate or otherwise combine with any other Person, (b) acquire all or substantially all of the assets or capital stock of another Person; (c) sell, lease, transfer, assign or otherwise dispose of any of its assets, except for the sale of Inventory in the ordinary course of business and the disposition of obsolete equipment in the ordinary course of business; (d) make any material change in its organizational structure or identity, or (e) enter into any agreement to do any of the foregoing; except that the Borrower may consummate the Aldabra Transactions.

9.3                                 Conduct of Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business or activity other than (i) the businesses of dredging, aggregate mining and supply, towing services, marine construction, dredging reclamation activities and demolitions; and (ii) any businesses or activities reasonably related, complimentary or incidental thereto, or the commercial and industrial demolition business.

9.4                                 Investments.  The Borrower will not, and will not permit any Subsidiary to make any Investments, except as permitted by Section 6.2(b) (or any comparable section) of the Domestic Credit Agreement or otherwise consented to by the Domestic Lenders under the Domestic Credit Agreement but not otherwise prohibited by Section 9.2.  This Section 9.4 shall not be construed to prohibit advances made to employees, officers and directors in the usual, customary and ordinary course of business.

9.5                                 Financial Covenants.

(a)                                  Capital Expenditures.

(i)                                     The Borrower and its consolidated Subsidiaries shall not make or permit Capital Expenditures in an aggregate amount in excess of $22,000,000 during any Fiscal Year (with respect to any such Fiscal Year, the “Base Capital Expenditure Amount”); provided, however, that the Base Capital Expenditure Amount for any Fiscal Year after Fiscal Year 2006 may be increased by (A) an amount equal to the excess, if any, of (i) the Base Capital Expenditure Amount for the immediately preceding Fiscal Year, over (ii) the actual amount of Capital Expenditures made by the Borrower and its Subsidiaries during such immediately preceding Fiscal Year; plus (B) the amount of Capital Expenditures permitted in the immediately succeeding Fiscal Year (provided that the Base Capital Expenditure Amount for such succeeding Fiscal Year shall be reduced by the amount of any increase pursuant to this Clause (B); and provided, further, that in no event shall the amount of Capital Expenditures made by the Borrower and its consolidated Subsidiaries in any Fiscal Year exceed $26,000,000).

(b)                                 Maximum Total Leverage.

(i)                                     The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Total Leverage Ratio”) of (i) the aggregate unpaid principal amount of Total Funded Debt as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Adjusted Consolidated EBITDA for the four (4) consecutive Fiscal Quarter period ending as of such date, to exceed the corresponding ratio set forth below opposite such period:

Period	Ratio
Closing Date through and including September 30, 2006	5.60 to 1.00
October 1, 2006 through and including December 31, 2006	5.00 to 1.00
January 1, 2007 through and including December 31, 2007	4.75 to 1.00
January 1, 2008 through and including December 31, 2008	4.50 to 1.00
January 1, 2009 through and including December 31, 2009	4.00 to 1.00
January 1, 2010 and thereafter	3.50 to 1.00

(c)                                  Maximum Senior Leverage.

(i)                                     The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Senior Leverage Ratio”) of (i) the aggregate unpaid principal amount of Senior Debt as of last day of any Fiscal Quarter ending during the periods described below to (ii) Adjusted Consolidated EBITDA for the four (4) consecutive Fiscal Quarter period ending as of such date, to exceed the corresponding ratio set forth below opposite such period:

Period	Ratio
January 1, 2006 through and including December 31, 2006	2.00 to 1.00
January 1, 2007 through and including December 31, 2007	1.75 to 1.00

January 1, 2008 through and including December 31, 2008	1.50 to 1.00
January 1, 2009 through and thereafter	1.25 to 1.00

(d)                                 Interest Coverage Ratio.

(i)                                     The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Interest Coverage Ratio”) of (i) Adjusted Consolidated EBITDA for any four (4) consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Interest Expense for such period ending as of such date, to be less than the corresponding ratio set forth below opposite such period:

Period	Ratio
January 1, 2006 through and including December 31, 2006	2.00 to 1.00
January 1, 2007 through and including December 31, 2008	2.25 to 1.00
January 1, 2009 through and thereafter	2.50 to 1.00

9.6                                 Debt.  The Borrower will not, and will not permit any Subsidiary to create, incur, assume or otherwise become or remain liable with respect to any Debt, other than, without duplication, the following:

(a)                                  Debt to the Bank; and

(b)                                 Debt permitted by Section 6.2(i) (or any comparable section) of the Domestic Credit Agreement.

9.7                                 Affiliate Transactions.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates (as defined in the Domestic Credit Agreement) unless such arrangement or contract is fair and equitable to Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of Borrower or such Subsidiary with a Person that is not one of its Affiliates (as defined in the Domestic Credit Agreement); provided, however, that nothing in this Section 9.7 shall prohibit (i) any transactions otherwise permitted hereby pursuant to any Management Agreement (as defined in the Domestic Credit Agreement) or any Tax Sharing Agreement (as defined in the Domestic Credit Agreement), (ii) any transaction among the Borrower and any Subsidiary Guarantor (as defined in the Domestic Credit Agreement) or (iii) the NASDI Restructuring (as defined in the Domestic Credit Agreement).

9.8                                 Restricted Payments.  The Borrower will not declare, pay or make, or offer to pay or make any Restricted Payment (directly or indirectly through an Affiliate (as defined in the Domestic Credit Agreement)), except as permitted under Section 6.2(c) (or any comparable section) of the Domestic Credit Agreement.

9.9                                 Suspension and Debarment, Etc.  Unless authorized by Ex-Im Bank, the Borrower will not knowingly enter into any transactions in connection with the Items with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or nonprocurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations.  The Borrower will provide immediate written notice to the Bank if at any time it learns that the certification set forth in Section 6.15 was erroneous when made or has become erroneous by reason of changed circumstances.

9.10                           Debt of Eligible Joint Ventures.   The Borrower shall not, nor shall it permit any Subsidiary, to consent to the incurrence of Debt by any Eligible Joint Venture.

ARTICLE X.
EVENTS OF DEFAULT; REMEDIES.

10.1                           Events of Default.  If any of the following events shall occur, then the Bank may (a) by written notice to the Borrower, declare the Commitment of the Bank and the obligation of the Bank to issue or cause to be issued Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (b) by written notice to the Borrower declare all outstanding Obligations, to be forthwith due and payable, whereupon all outstanding Obligations shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; provided, however, that with respect to any Event of Default described in Sections 10.1(d), (e) and (f) hereof, the Commitment of the Bank and the obligation of the Bank to issue or cause to be issued Letters of Credit hereunder shall automatically be terminated and all outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower:

(a)                                  Failure to Make Payments When Due.  The Borrower does not pay, repay or prepay on the date when due (i) any Unpaid Drawings or (ii) any other Obligations and such failure shall continue unremedied for five (5) Business Days; or

(b)                                 Misrepresentation or Breach of Warranty.  Any representation or warranty made by any Loan Party herein, in any other International Loan Document, or in any amendment, waiver or modification thereof shall be incorrect, false or misleading in any material respect when made; or

(c)                                  Violation of Covenants.

(i)                                     Any Loan Party shall fail duly and punctually to perform or observe any covenant or agreement binding on such Loan Party under Section 8.4, 8.5 (other than 8.5(k)), 8.9(a), 8.12, 8.15 or Article IX of this Agreement; or

(ii)                                  Any Loan Party shall fail duly and punctually to perform or observe any covenant or agreement binding on such Loan Party under Section 8.1, 8.2 and 8.5(k) of this Agreement, and such failure shall continue unremedied for ten (10) Business Days after an Authorized Officer of such Loan Party first has knowledge of such failure or such Loan Party receives written notice thereof from the Bank, whichever is earlier; or

(iii)                               Any Loan Party shall fail duly and punctually to perform or observe any covenant or agreement binding on such Loan Party under this Agreement (other than as provided in subsection (a) above or in clause (i) or (ii) of this subsection (c)) or under any of the other International Loan Documents (other than the Guaranty), and such failure shall continue unremedied for thirty (30) days after an Authorized Officer first has knowledge of such failure or such Loan Party receives written notice thereof from the Bank, whichever is earlier; or

(d)                                 Bankruptcy and Other Matters.  Any Loan Party (A) applies for, consents to or suffers the appointment of, or the taking of possession by, a receiver, a custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or calls a meeting of its creditors, (B) admits in writing its ability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (C) makes a general assignment for the benefit of creditors, (D) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (E) is adjudicated as bankrupt or insolvent, (F) files a petition seeking to take advantage of any other law providing for the relief of debtors, (G) acquiesces to, or fails to have dismissed within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (H) takes any action for the purpose of effecting any of the foregoing; or

(e)                                  Bankruptcy of Subsidiary.

(i)                                     Any Subsidiary of the Borrower (other than a Loan Party) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(ii)                                  any proceeding shall be instituted by or against any Subsidiary of the Borrower (other than a Loan Party) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation (other than in a transaction permitted under Section 6.2(a)(i) or any comparable section of the Domestic Credit Agreement), winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or

(iii)                               any Subsidiary of the Borrower (other than a Loan Party) shall take any corporate action pursuant to a resolution or consent of its board of directors or shareholders to authorize any of the actions set forth in this Section 10.1(e).

(f)                                    Dissolution.  Any proceeding is commenced by or against any Loan Party for the liquidation of its assets or dissolution; or

(g)                                 Collateral and Liens.

(i)                                     Any Lien in any of the Collateral, granted or intended by the International Loan Documents to be granted to the Bank, ceases to be a valid, enforceable, perfected, first priority Lien (or lesser priority if expressly permitted pursuant to Section 6 of the Loan Authorization Agreement) subject only to Permitted Liens; or

(ii)                                  any levy, assessment, attachment, seizure or Lien, other than a Permitted Lien, is made against any of the Collateral which is not stayed or lifted within thirty (30) calendar days; or

(h)                                 Cross-default to Export Orders.  The Borrower is in breach in any material respect of any material provision of any Export Order included in the International Borrowing Base, which has not been waived by the applicable party thereto; or

(i)                                     Cross-default to Domestic Loan Documents.

(i)                                     After giving effect to any applicable grace or cure period, an “Event of Default” under and as defined in the Domestic Credit Agreement shall have occurred, unless the same shall have been waived by the Domestic Lenders in accordance with the terms of the Domestic Credit Agreement; or

(ii)                                  or, unless waived in writing by Ex-Im Bank, the Domestic Credit Agreement has been terminated or ceases to be in full force and effect for any reason; or

(j)                                     Cross-default to Non-Ex-Im Bank Debt.  The Borrower or any Guarantor fails to pay within thirty (30) calendar days of the date when due any amount payable to the Bank under any loan or other extension of credit from the Bank to the Borrower or such Guarantor which is not guaranteed by Ex-Im Bank, unless the same shall have been waived by the Bank in accordance with the terms thereof; or

(k)                                  Cross-acceleration to Other Debt.

(i)                                     The Borrower or any Guarantor shall fail to pay any Debt in an aggregate principal amount in excess of $5,000,000 at its final scheduled maturity date; or

(ii)                                  any breach or event of default shall occur under any instrument, agreement or indenture pertaining to any Debt referred to in clause (i) above, if the effect thereof, after giving effect to any applicable grace or cure period, is to accelerate the maturity of such Debt or cause such Debt to be declared due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased or redeemed prior to the originally stated maturity thereof; or

(l)                                     Undischarged Judgment.  Final judgment shall be rendered against any Loan Party or Subsidiary of the Borrower in an amount in excess of $5,000,000 (to the extent not covered by insurance) and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, released, bonded or vacated; or

(m)                               Cross-default to Borrower Agreement, Loan Authorization Agreement and Fast Track Borrower Supplement.  The Borrower fails to comply with any provision contained in the Borrower Agreement, the Loan Authorization Agreement or the Fast Track Borrower Supplement and such failure is not cured within thirty (30) calendar days after the occurrence of such failure; or

(n)                                 Change of Control.  A Change of Control (as defined in the Domestic Credit Agreement) shall occur; or

(o)                                 Impairment of Ex-Im Bank Guaranty.  The Ex-Im Bank Guaranty shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested, challenged or denied by Ex-Im Bank, the Borrower, any Governmental Authority, any Affiliate of the Borrower or any Subsidiary or any Guarantor; or

(p)                                 Impairment of International Loan Documents, Export Orders.  Any material provision of this Agreement, the Note, any Export Order included in the International Borrowing Base, or any other International Loan Document shall cease for any reason (other than by reason of any action or inaction by the Bank) to be in full force and effect against any Loan Party (other than in accordance with its terms) or shall be declared null and void or the validity or enforceability hereof or thereof shall be contested, challenged or denied by the Borrower, any Governmental Authority, any Affiliate of the Borrower or any Subsidiary of such Borrower or any Guarantor; or

(q)                                 Distributions in Violation of the Ex-Im Bank Guaranty.  The Borrower shall have in good faith requested and the Bank shall have made a Disbursement that unintentionally turns out to be in violation of the Ex-Im Bank Guaranty, and the Borrower shall not have repaid such Disbursement promptly upon learning of such violation;

(r)                                    Material Litigation.  Any litigation is filed against the Borrower or any Guarantor which has had or could reasonably be expected to have an Ex-Im Material Adverse Effect and such litigation is not withdrawn or dismissed within thirty (30) calendar days of the filing thereof; or

(s)                                  Guaranty.  Any breach or default occurs under the Guaranty, or the Guaranty is terminated or any obligation to perform thereunder is terminated, or any Guarantor attempts to revoke the Guaranty.

10.2                           Other Remedies.  In addition to and cumulative of any rights or remedies expressly provided for in this Article X, if any one or more Events of Default shall have occurred (other than an Exit Date Event of Default), the Bank may proceed to protect and enforce its rights hereunder by any appropriate proceedings and the Liens evidenced by the International Security Documents shall be subject to foreclosure in any manner provided for therein or provided for by law as the Bank may elect.  The Bank may also proceed either by the specific performance of any covenant or agreement contained in this Agreement or the other International Loan Documents or by enforcing the payment of the Obligations provided under this Agreement or the other International Loan Documents or otherwise existing under any law.  The Bank shall not, however, be under any obligation to marshal any assets in favor of the Borrower or against or in payment of any or all obligations under any International Loan Document.  Upon the occurrence of an Event of Default (other than an Exit Date Event of Default), it is hereby acknowledged and agreed Ex-Im Bank shall have the right to (a) direct the Bank to make demand hereunder and under the other International Loan Documents and (b) request that the Bank declare all outstanding Obligations, to be forthwith due and payable, and the Bank shall have no liability to the Borrower for complying with such directions or requirements.

10.3                           Collateral Account.  The Borrower hereby agrees that in the event of (a) the occurrence of the Maturity Date, (b) the termination of the Commitment or (c) upon the occurrence and during the continuance of an Event of Default (other than an Exit Date Event of Default), it shall, if requested by the Bank in writing, provide to the Bank Cover equal to 100% of the then aggregate amount of Letter of Credit Outstandings, which Cover shall be held by the Bank in a collateral account to be maintained by the Bank.  The Borrower hereby agrees to execute and deliver to the Bank such security agreements, pledges or other documents as the Bank may, from time to time, require to perfect the pledge, lien and security interest in and to any such funds provided for in this Section 10.3.  Upon the payment or expiry of all Letter of Credit Outstandings, all such Collateral shall be promptly released to the Borrower in due course at Borrower’s cost.

10.4                           Exit Date Event of Default.  On the date that is thirty (30) days after the date that Wells Fargo notifies the Borrower that it is assigning its interests in the Domestic Credit Agreement to a Person other than Wells Fargo, an Affiliate of Wells Fargo or an Affiliate of the Bank and an Exit Date has occurred during such thirty day period, then an Exit Date Event of Default shall be deemed to have occurred and the Commitment of the Bank and the obligation of the Bank to issue or cause to be issued Letters of Credit hereunder shall (unless Ex-Im Bank shall have consented to the issuance of additional Letters of Credit) automatically be terminated, whereupon the same shall forthwith terminate and no additional Letters of Credit shall be issued without Ex-Im Bank’s written consent.  Notwithstanding anything to the contrary, if the only Event of Default that has occurred and is continuing is an Exit Date Event of Default, then the Bank and the Secured Party (as defined in the International Security Agreement) shall not have the right to exercise any right or remedy (other than those rights and remedies set forth in this Section 10.4) that may only be exercised upon the occurrence and during the continuance of an Event of Default.

10.5                           Remedies Cumulative.  No remedy, right or power conferred upon the Bank is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

ARTICLE XI.
MISCELLANEOUS.

11.1                           Waivers, Amendments.  No failure or delay on the part of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No course of dealing between the Borrower or any Subsidiary of such Borrower, any Guarantor and the Bank shall operate as a waiver of any right of the Bank or Ex-Im Bank.  No amendment, modification or waiver of any provision of this Agreement, the Note or any other International Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be (i) approved by Ex-Im Bank and (ii) in writing signed by all the parties thereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Except as otherwise provided by any International Loan Document or applicable law, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

11.2                           Reimbursement of Expenses.  WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE CONSUMMATED, THE BORROWER AGREES TO REIMBURSE THE BANK FOR ITS REASONABLE OUT-OF-POCKET EXPENSES, INCLUDING THE REASONABLE FEES AND EXPENSES OF OUTSIDE COUNSEL TO THE BANK, IN CONNECTION WITH SUCH TRANSACTIONS, OR ANY OF THEM, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INTERNATIONAL LOAN DOCUMENT, INCLUDING (A) THE NEGOTIATION, PREPARATION, EXECUTION, ADMINISTRATION, MODIFICATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER INTERNATIONAL LOAN DOCUMENT, AND (B) REASONABLE OUT-OF-POCKET COSTS AND EXPENSES OF THE BANK IN CONNECTION WITH DUE DILIGENCE, TRANSPORTATION AND DUPLICATION.  THE BORROWER AGREES TO PAY ANY AND ALL STAMP, DOCUMENTARY AND OTHER SIMILAR TAXES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE NOTE OR ANY OTHER INTERNATIONAL LOAN DOCUMENT, AND TO SAVE THE BANK HARMLESS FROM ANY AND ALL LIABILITIES WITH RESPECT TO OR RESULTING FROM ANY DELAY OR OMISSION TO PAY ANY SUCH TAXES.  THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 11.2 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND/OR THE PAYMENT OF THE OBLIGATIONS.

11.3                           Notices.  All notices and other communications provided for herein shall be in writing (including facsimile or cable communication) and shall be mailed, telecopied, cabled or delivered, addressed as follows:

(a)                                  If to the Borrower or any Guarantor:

Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, Illinois  60523
Attention:  Ms. Deborah A. Wensel
Telephone No.:  630-574-2948
Telefax No.:  630-574-3007

(b)                                 If to the Bank:

Wells Fargo HSBC Trade Bank, N.A.
1000 Louisiana Street, Fourth Floor
Houston, Texas 77002
Attention:  Mr. Scott Gildea
Telephone No.:  (713) 319-1374
Telefax No.:  (713) 739-1087

or to such other address as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed, telecopied, transmitted, cabled, or sent by reputable overnight courier become effective (i) five (5) days after deposited in the mail, (ii) when transmitted to the telecopier, or delivered to the cable company, or (iii) on the following Business Day after deposit with the overnight courier, except that notices and communications to the Bank shall not be effective until actually received by the Bank.

11.4                           Governing Law.  THIS AGREEMENT, THE OTHER INTERNATIONAL LOAN DOCUMENTS (UNLESS ANY SUCH INTERNATIONAL LOAN DOCUMENT EXPRESSLY PROVIDES OTHERWISE), AND THE LETTERS OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN THE PROVISIONS OF 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.5                           Survival of Representations, Warranties and Covenants.  All representations, warranties and covenants contained herein or made in writing by the Borrower and the Guarantors in connection herewith shall survive the execution and delivery of this Agreement and the Note, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.  No investigation at any time made by or on behalf of the Bank shall diminish the Bank’s right to rely thereon.

11.6                           Counterparts.  This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

11.7                           Separability.  Should any clause, sentence, paragraph or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

11.8                           Limitation of Liability.  No claim may be made by the Borrower or the Affiliates, directors, officers, employees, attorneys, or agents of the Borrower against the Bank or the Affiliates, directors, officers, employees, attorneys, or agents of the Bank for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission, or event occurring in connection herewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.9                           Set-off.  If an Event of Default has occurred and is continuing, the Borrower hereby gives and confirms to the Bank a right of set-off of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to the Bank, its correspondents or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of the Bank in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Obligations, and the Borrower hereby authorize the Bank at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such Obligations in such amounts as it may select, whether such liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not.  The rights described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower.

11.10                     Sale or Assignment.  The Bank may assign its rights hereunder and under each other International Loan Document and the Liens granted pursuant to the International Security Documents only to Ex-Im Bank in accordance with the terms and conditions of the Ex-Im Bank Guaranty.  Notwithstanding the foregoing, the Bank may assign, transfer, negotiate, sell or participate all or part of its interests and rights in the Letters of Credit to an Affiliate or Subsidiary of the Bank, provided that the Bank retains all obligations under the Ex-Im Bank Guaranty with respect to Ex-Im Bank and the International Loan Documents.

11.11                     Interest.  All agreements between the Borrower, any Guarantor and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on the Note or otherwise, shall the amount paid, or agreed to be paid, to the Bank for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other International Loan Document exceed the Highest Lawful Rate.  If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Obligations or the amounts owing on other obligations of the Borrower or any Guarantor to the Bank under any International Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations and the amounts owing on other obligations of the Borrower and any Guarantor to the Bank under any International Loan Document, as the case may be, such excess shall be refunded to the Borrower or such Guarantor, as applicable.  All sums paid or agreed to be paid to the Bank for the use, forbearance, or detention of the indebtedness of the Borrower and the Guarantors to the Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate.  Notwithstanding anything to the contrary contained in this Agreement or the Note, it is understood and agreed that if at any time the rate of interest which accrues on the outstanding Obligations shall exceed the Highest Lawful Rate, the rate of interest which accrues on the outstanding Obligations shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest which accrues on the outstanding Obligations shall not reduce the rate of interest which accrues on the outstanding Obligations below the Highest Lawful Rate until the total amount of interest accrued on the outstanding Obligations equals the amount of interest which would have accrued if such interest rate had at all times been in effect.  The terms and provisions of this Section 11.11 shall control and supersede every other provision of all agreements between the Borrower, the Guarantors and the Bank.

11.12                     Indemnification.  EACH OF THE LOAN PARTIES AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS THE BANK AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ATTORNEYS, AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ALL CLAIMS, ACTIONS, SUITS, AND OTHER LEGAL PROCEEDINGS, DAMAGES, COSTS, INTEREST, CHARGES, REASONABLE COUNSEL FEES, AND OTHER EXPENSES AND PENALTIES WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR BY REASON OF OR ARISING OUT OF (I) THE ISSUANCE OF ANY LETTER OF CREDIT HEREUNDER, THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE NOTE AND THE OTHER INTERNATIONAL LOAN DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND THE EXERCISE AND ENFORCEMENT OF ANY OF THE BANK’S RIGHTS UNDER THIS AGREEMENT, THE NOTE AND THE OTHER INTERNATIONAL LOAN DOCUMENTS OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, DAMAGES, COSTS, AND EXPENSES INCURRED BY ANY OF THE INDEMNIFIED PARTIES IN INVESTIGATING, PREPARING FOR, DEFENDING AGAINST, OR PROVIDING EVIDENCE, PRODUCING DOCUMENTS, OR TAKING ANY OTHER ACTION IN RESPECT OF ANY COMMENCED OR THREATENED LITIGATION UNDER ANY FEDERAL SECURITIES LAW OR ANY SIMILAR LAW OF ANY JURISDICTION OR AT COMMON LAW OR (II) ANY VIOLATIONS OF ANY LAW OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN WHICH COULD RESULT IN A VIOLATION OF ANY ENVIRONMENTAL LAW, OR IMPOSE ANY LIABILITY ON THE INDEMNIFIED PARTIES FOR DAMAGE TO HEALTH OR THE ENVIRONMENT;  PROVIDED HOWEVER THAT NO INDEMNIFIED PARTY SHALL BE ENTITLED TO THE BENEFITS OF THIS SECTION 11.12 TO THE EXTENT OF ANY BAD FAITH, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT BY AN

INDEMNIFIED PARTY.  THIS AGREEMENT IS INTENDED TO PROTECT AND INDEMNIFY THE INDEMNIFIED PARTIES AGAINST ALL RISKS HEREBY ASSUMED BY THE LOAN PARTIES.  THE OBLIGATIONS OF THE LOAN PARTIES UNDER THIS SECTION 11.12 SHALL SURVIVE ANY EXERCISE OF THE POWER OF SALE GRANTED IN ANY INTERNATIONAL SECURITY DOCUMENT TO WHICH ANY OF THE LOAN PARTIES ARE A PARTY, ANY FORECLOSURE OF THE LIENS CREATED BY ANY INTERNATIONAL SECURITY DOCUMENT TO WHICH ANY OF THE LOAN PARTIES ARE A PARTY, OR CONVEYANCE IN LIEU OF FORECLOSURE, THE REPAYMENT OF THE OBLIGATIONS, THE DISCHARGE AND RELEASE OF ANY PERSON UNDER ANY INTERNATIONAL LOAN DOCUMENT AND ANY TERMINATION OF THIS AGREEMENT.

11.13                     Payments Set Aside.  To the extent that the Borrower makes a payment or payments to the Bank or the Bank enforces any security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.14                     Credit Agreement Controls.  If there are any conflicts or inconsistencies between this Agreement and any of the other International Loan Documents, the provisions of this Agreement shall prevail and control.

11.15                     Amendment of Financial Covenants.  Notwithstanding anything herein to the contrary, the parties hereto agree that any amendment to or waiver to the financial covenants set forth in Section 6.3 (or any comparable section) of the Domestic Credit Agreement or any related term or definition used therein shall, subject to the prior written approval of Ex-Im Bank and Bank, automatically amend or waive the corresponding financial covenants set forth in Section 9.5 of this Agreement and any related term or definition used therein in the same manner.  Subject to the prior written approval of Ex-Im Bank, the Bank agrees to execute an amendment or waiver to this Agreement to document such automatic amendment or waiver of the financial covenants and related terms and conditions.

11.16                     Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR INTERNATIONAL LOAN DOCUMENTS, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY INTERNATIONAL LOAN DOCUMENT AND AGREE THAT ANY ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.17                     USA Patriot Act Notice.  The Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow the Bank to identify Borrower in accordance with the USA Patriot Act.  In addition, Borrower shall (i) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause its Subsidiaries to comply, with all applicable laws.

11.18                     Time of the Essence.  Time is of the essence of the International Loan Documents.

11.19                     Final Agreement.  THIS WRITTEN AGREEMENT AND THE INTERNATIONAL LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11.20                     Release of Collateral and Guarantors.  Subject to the prior written approval of Ex-Im Bank, the Bank hereby agrees to release, or cause to be released, the Liens held by it under the International Loan Documents and the Guaranty upon payment in full in cash of all the Obligations (other than unasserted contingent and indemnification obligations), termination of the Commitment and reduction of the Letter of Credit Outstandings to zero (or the making of other arrangements satisfactory to the Bank).

11.21                     Additional Guarantors.  Each Person that becomes a Guarantor after the Closing Date shall execute and deliver a Joinder to Guaranty in substantially the form attached hereto as Exhibit G and shall thereafter be a party to this Agreement as a Guarantor.

[The Balance of This Page is Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as of the date first written above.

BORROWER:

GREAT LAKES DREDGE &
DOCK CORPORATION

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial Officer
and Treasurer

GUARANTOR:

GREAT LAKES DREDGE &
DOCK COMPANY, LLC

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial Officer
and Treasurer

BANK:

WELLS FARGO HSBC TRADE BANK, N.A.

By:	/s/ Scott Gildea
Scott Gildea
Vice President

EXHIBIT “A”

CERTAIN DEFINITIONS

As used in the Agreement, the following words and terms shall have the respective meanings indicated opposite each of them:

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“Accounts Receivable” shall mean all of the Loan Parties’ now owned or hereafter acquired (a) “accounts” (as such term is defined in the UCC), other receivables, book debts and other forms of obligations, whether arising out of goods sold or services rendered or from any other transaction; (b) rights in, to and under all purchase orders or receipts for goods or services; (c) rights to any goods represented or purported to be represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) moneys due or to become due to such Borrower under all purchase orders and contracts (which includes Export Orders) for the sale of goods or the performance of services or both by Borrower (whether or not yet earned by performance on the part of Borrower), including the proceeds of the foregoing; (e) any notes, drafts, letters of credit, insurance proceeds or other instruments, documents and writings evidencing or supporting the foregoing; and (f) all collateral security and guarantees of any kind given by any other Person with respect to any of the foregoing.

“Adjusted Consolidated EBITDA” means EBITDA plus adjustments, without duplication, required or permitted by Regulation S-X of the 1933 Act.

“Affiliate” shall mean (i) all persons, companies or other entities owning or otherwise controlling twenty percent (20%) or more of the voting share capital (or equivalent right of ownership) of the Borrower, or having the power to direct the Borrower’s policies or management whether by contract or otherwise (each such person, company or other entity, a “Controlling Affiliate”), (ii) all companies or other entities in which a Controlling Affiliate owns or otherwise controls twenty percent (20%) or more of the voting share capital (or equivalent right of ownership) or has the power to direct the policies or management of, whether by contract or otherwise and (iii) all companies or other entities in which the Borrower owns or otherwise controls twenty percent (20%) or more of the voting share capital (or equivalent right of ownership) of or has the power to direct the policies or management of, whether by contract or otherwise.

“Agreement” shall mean this International Letter of Credit Agreement, as the same may be amended, restated, modified, supplemented or otherwise changed from time to time.

“Ahli United Bank Deposit Account” shall have the meaning set forth in Section 8.7.

“Aldabra Transactions” means the mergers and other transactions contemplated by the Aldabra Transaction Documents.

“Aldabra Transaction Documents” means that certain Agreement and Plan of Merger dated as of June 20, 2006 (the “Merger Agreement”) by and among GLDD Acquisitions Corp., a Delaware corporation, Aldabra Acquisition Corporation, a Delaware corporation, Aldabra Merger Sub, L.L.C., a Delaware limited liability company, Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as Company Representative, and Terrapin Partners LLC, solely in its capacity as Buyer Representative, and such other documents, instruments and agreements executed and/or delivered pursuant to the Merger Agreement, all as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Annual Audited Financial Statements” shall mean, as to any Person, the year-end consolidated financial statements of such Person (consolidated balance sheet, consolidated statement of earnings, and consolidated cash flow statements), all prepared in conformity with GAAP and audited by Deloitte & Touche LLP or other independent certified public accountants reasonably satisfactory to the Bank and Ex-Im Bank.  Annual Financial Statements shall also include unaudited consolidating financial statements certified on behalf of such Person by an Authorized Officer of such Person who is the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, as fairly presenting in all material respects the consolidating financial condition of such Person and its Subsidiaries.

“Annual Facility Fee Percentage” shall mean 1.00%.

“Application” shall mean an application, in such form as the Bank or Wells Fargo may specify from time to time, requesting the Bank cause a Letter of Credit to be issued.

“Approved Currency” means (a) Bahrain Dinars, (b) so long as the Borrower enters into Rate Protection Agreements if required by Ex-Im Bank and satisfactory Ex-Im Bank and Bank, (i) Qatari Riyals, (ii) Kuwati Dinars, (iii) UAE Dirhams, (iv) Euros, (v) British Pound Sterling, and (vi) Canadian Dollars and (c) subject to the prior written approval of the Bank and Ex-Im Bank, any other lawful currency other than Dollars which is freely transferable and convertible into Dollars.

“Authorized Officer” means, with respect to any Loan Party, the President, Chief Executive Officer, Chief Financial Officer, Treasurer, any Vice President or Secretary of such Loan Party whose signatures and incumbency shall have been certified to the Bank pursuant to Section 7.5.

“Bahrain Dinar” means mean the lawful currency of the Kingdom of Bahrain.

“Base Capital Expenditure Amount” have the meaning specified in Section 9.5(a)(ii).

“Borrower” shall mean the Original Borrower and from and after the consummation of the Aldabra Transactions, the Successor Borrower, and any successors and assigns.

“Borrower Agreement” shall mean the Borrower Agreement dated as of the Closing Date executed by the Borrower and the Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means a day of the year on which banks are not required or authorized to close in any of the Kingdom of Bahrain, New York City, San Francisco or Chicago.

“Buyer” shall mean an entity which has entered into one or more Export Orders with any Loan Party or an Eligible Joint Venture or who is an obligor on Export-Related Accounts Receivable.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made or incurred during such period (whether or not paid in cash and including that portion of Capitalized Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries) which, in accordance with GAAP, would be classified as capital expenditures; provided, however, that, for any such period, such aggregate amount shall be reduced by the sum of (in each case to the extent the following would otherwise be required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries) (a) proceeds received from the sale of fixed or capital assets which have been applied, within one year of receipt thereof, to the purchase or cost of design, installation, construction, repair or improvement of fixed or capital assets used or useful in the business of the Borrower and its Subsidiaries; (b) insurance or requisition proceeds or condemnation awards received in connection with the damage, destruction, requisition or condemnation of fixed or capital assets which have been applied, within one year of receipt thereof, to the purchase or cost of design, installation, construction, repair or improvement of fixed or capital assets used or useful in the business of the Borrower and its Subsidiaries; (c) proceeds of indemnity claims made by Holdings or the Borrower pursuant to the Acquisition Agreement (as defined in the Domestic Credit Agreement) to the extent used in connection with the purchase or cost of design, installation, construction, repair or improvement of fixed or capital assets used or useful in the business of the Borrower and its Subsidiaries in connection with such indemnity claim; (d) with regard to equipment purchased simultaneously with the trade-in of existing equipment of the Borrower or its Subsidiaries, the amount of the credit extended for such trade-in; (e) expenditures for vessels identified to be sold by the Borrower or any of its Subsidiaries and then leased-back (on an operating lease basis) by the Borrower or any of its Subsidiaries to the extent that such sale occurs within 180 days of the completion of such vessel and the Borrower has notified the Domestic Lenders in writing in reasonable detail of the timing, facts and circumstances of such sale and lease-back to the extent that the aggregate amount of such expenditures does not exceed $15,000,000 at any time (provided that if any vessel so identified is not sold, the amount of the expenditures made that relate to such vessel shall be added back to the amount of Capital Expenditures for the Fiscal Quarter in which such expenditure was made), and (f) the repurchase of the vessels set forth on Schedule 6.3(a) to the Domestic Credit Agreement for the amounts set forth on Schedule 6.3(a) to the Domestic Credit Agreement.  Anything herein to the contrary notwithstanding, Capital Expenditures shall not include expenditures made as consideration or purchase price for Permitted Business Acquisitions (as defined in the Domestic Credit Agreement).

“Capital Good” shall mean a capital good (e.g., manufacturing equipment, licensing agreements) that will establish or expand foreign production capacity of an exportable good.

“Capitalized Lease” means, with respect to any Person, any lease of any property by that Person as lessee, the obligation for Rentals with respect to which is required to be accounted for as a capital lease on the balance sheet of such person in accordance with GAAP.

“Capitalized Rentals” means, as of the date of any determination, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Borrower or any of its Subsidiaries is a lessee would be reflected as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, membership interests and partnership interests or units, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” shall have the meaning set forth in Section 8.7.

“Closing Date” shall mean September 29, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

“Collateral” shall mean all Collateral as defined in the International Security Agreement and the International Pledge Agreement.

“Commitment” shall have the meaning set forth in Section 2.1(a).

“Compliance Certificate” shall mean a certificate executed by an Authorized Officer of the Borrower who is the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, substantially in the form of Exhibit D, with such changes as acceptable to the Bank.

“Controlling Affiliate” shall have the meaning set forth in the definition of “Affiliate”.

“Country Limitation Schedule” shall have the meaning set forth in the Borrower Agreement.

“Cover” means (a) a letter of credit with terms and from a bank acceptable to the Bank in its sole discretion or (b) immediately available funds to be held by the Bank in a collateral account maintained by the Bank at its principal office and collaterally assigned to the Bank as security for the Obligations using documentation reasonably satisfactory to Bank in the amount required by any applicable provision hereof.  Such letter of credit or amount of immediately available funds shall be retained by Bank (and with respect to the amount of immediately available funds, in such collateral account) until such time as the applicable Letter of Credits shall have expired and reimbursement obligations, if any, with respect thereto shall have been fully satisfied; provided, however, that at such time if a Default or Event of Default has occurred and is continuing, Bank shall not be required to release such letter of credit or amount in any Cover until such Default or Event of Default shall have been cured or waived.

“Credit Accommodation” shall mean, collectively, Disbursements and issuances of Letter of Credit.

“Debt” means and includes, with respect to any Person, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds (including, without limitation, license, bid, performance, lien or payment bonds), debentures, notes or other similar instruments, (iii) obligations which have been incurred in connection with the acquisition of property or services (including, without limitation, obligations to pay the deferred purchase price of property or services), excluding trade payables and accrued expenses incurred in the ordinary course of business, (iv) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (v) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (vi) the principal amount of Capitalized Rentals under any Capitalized Lease, (vii) reimbursement obligations with respect to letters of credit, and (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.  For the avoidance of doubt, notwithstanding FAS 150, the Capital Stock of Holdings issued in connection with the Initial Capital Contribution (as defined in the Domestic Credit Agreement), and all other Capital Stock issued by Holdings thereafter having substantially the same terms, shall not constitute Debt (including for the purpose of calculation the covenants in Section 9.5) so long as such Capital Stock does not require any cash payments or dividends thereon or require any mandatory redemption or repurchase prior to the date one year after the maturity of the Obligations (as defined in the Domestic Credit Agreement).

“Debtor Laws” shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or other similar laws affecting creditors’ rights generally, or general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

“Default” means an event which, with the lapse of time or the giving of notice, or both, would be an Event of Default.

“Default Rate” shall mean the lower of (a) the Highest Lawful Rate, or (b) a rate per annum equal to the Prime Rate plus two percent (2%).

“Determination Date” shall have the meaning set forth in Section 2.2(b).

“Disbursement” shall mean an advance to fund a Drawing under a Letter of Credit issued or caused to be issued by the Bank for the account of Borrower.

“Diyaar” shall mean Diyaar Al Muharraq Company W.L.L.

“Diyaar Joint Venture” means a joint venture to created between Great Lakes LLC and  Nass Contracting Company WLL for the purpose of carrying out the Diyaar Project.

“Diyaar Project” shall mean the performance of dredging, reclamation and shore protection works off the coast of Al Muharraq in the Kingdom of Bahrain.

“Diyaar Project Letter of Credit” shall mean a Letter of Credit that (i) is issued in connection with the Diyaar Project and (ii) shall have a face amount of approximately $15 million.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Domestic Credit Agreement” shall mean the Credit Agreement dated as of December 22, 2003, among Holdings, the Borrower, the other Loan Parties from time to time party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent and an Issuing Lender, as the same may be amended, restated, supplemented, modified, refunded, refinanced or replaced, in whole or in part, from time to time.

“Domestic Lenders” shall mean Bank of America, N.A., as administrative agent, and other agents, arrangers and lenders now or hereafter party to the Domestic Credit Agreement.

“Domestic Loan Documents” shall mean the Domestic Credit Agreement and the other “Loan Documents” as defined in the Domestic Credit Agreement, and all amendments, restatements, supplements, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Drawings” shall have the meaning set forth in Section 2.5(b).

“Durrat” shall mean Durrat Khaleej Al Bahrain Company.

“Durrat Joint Venture” means the Great Lakes Nass Joint Venture created pursuant to the Joint Venture Agreement dated December 19, 2004 between Great Lakes LLC (as successor to Great Lakes Dredge & Dock Company) and Nass Contracting Company WLL.

“Durrat Project” shall mean the performance of reclamation and dredging and shore protection works at Durrat Al Bahrain.

“EBITDA” means, with respect to any period, as determined in accordance with GAAP, the sum of the amounts for such period of Net Income, (a) plus, without duplication and to the extent reflected as a charge in the consolidated statement of such Net Income for such period:  (i) depreciation, depletion and amortization expense, (ii) federal, state, local and foreign income taxes, (iii) Interest Expense, (iv) transaction fees and expenses incurred in connection with the Transactions (as defined in the Domestic Credit Agreement) to the extent not exceeding in the aggregate $17,000,000, (v) non-cash charges and losses, (vi) any amounts included in the calculation of Net Income for amortization or non-cash charges for the write-off or impairment of goodwill, intangibles or other purchase accounting adjustments related to the accounting for the Transactions or other acquisitions under GAAP (including Financial Accounting Standards No. 141 and 142), (vii) fees and expenses incurred in connection with the Bonding Agreement (as defined in the Domestic Credit Agreement) and the Equipment Financing Debt (as defined in the Domestic Credit Agreement), (viii) management fees paid pursuant to any Management Agreement (as defined in the Domestic Credit Agreement) to the extent permitted to be paid under the Domestic Credit Agreement, and (ix) Net Income attributable to the minority equity interest in NASDI (as defined in the Domestic Credit Agreement) that is not owned by the Borrower to the extent the Net Income in respect of such minority equity interest is received by the Borrower, (b) minus, without duplication, (i) non-cash gains and (ii) Net Income attributable to the minority equity interest in NASDI that is not owned, directly or indirectly, by the Borrower to the extent the Net Income in respect of such minority equity interest is distributed to the holder or holders of such minority equity interest, and (c) plus, without duplication, cash dividends received by the Borrower or any Subsidiary from Amboy Aggregates, a New Jersey joint venture, and any other equity joint ventures.

“Eligible Export-Related Accounts Receivable” shall mean Export-Related Accounts Receivable of the Loan Parties meeting all of the following criteria as of the date of any determination of Eligible Export-Related Accounts Receivable:

(a)                                  the account debtor’s obligation to pay the account receivable is not conditional upon such account debtor’s approval or the account receivable is not subject to any repurchase obligation or return right, other than warranty obligations in the ordinary course of business;

(b)                                 the account receivable shall arise from the performance by one or more of the Borrower or any Subsidiary of services which have been fully and satisfactorily performed, or from the absolute sale by one or more of the Borrower or any Subsidiary of goods (i) in which one or more of the Borrower or any of its Subsidiaries had sole and complete ownership and (ii) which have been shipped and delivered to the account debtor, which shall evidence which such obligee has possession of shipping and delivery receipts;

(c)                                  the account receivable shall arise in the ordinary course of business, and no notice of bankruptcy or insolvency of the account debtor (unless such account debtor’s obligations are secured by a letter of credit or bond), nor any notice of such account debtor’s inability to pay its debts generally as they become due, has been received by the Borrower; and

(d)                                 for which the account debtor is contractually obligated to pay.

In addition, pursuant to the requirements of Ex-Im Bank, in no event shall Eligible Export-Related Accounts Receivable include any Export-Related Accounts Receivable:

(i)                                     that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

(ii)                                  that is not subject to a valid, perfected first priority Lien in favor of the Bank;

(iii)                               as to which any covenant, representation or warranty contained in the International Loan Documents with respect to such Account Receivable has been breached;

(iv)                              that is not owned by a Loan Party or is subject to any right, claim or interest of another Person other than the Lien in favor of the Bank;

(v)                                 with respect to which an invoice has not been sent;

(vi)                              that arises from the sale of defense articles or defense services;

(vii)                           that is due and payable from an account debtor located in a Prohibited Country;

(viii)                        that does not comply with the requirements of the Country Limitation Schedule;

(ix)                                that is due and payable more than 90 days from the earlier of the shipment date or the date of the invoice;

(x)                                   that is not paid within 60 calendar days from its original due date, unless it is insured through Ex-Im Bank export credit insurance for comprehensive commercial and political risk, or through Ex-Im Bank approved private insurers for comparable coverage, in which case it is not paid within 90 calendar days from its due date;

(xi)                                of an account debtor for whom twenty-five percent (25%) or more of the Accounts Receivable of such account debtor do not satisfy the requirements of subclauses (ix) and (x) above;

(xii)                             except with respect to Eligible Joint Ventures, that arises from a sale of goods to or performance of services for any employee of Borrower, stockholders of Borrower, Subsidiaries of Borrower, a Person with a controlling interest in Borrower or a Person which shares common controlling ownership with Borrower;

(xiii)                          that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped or the covered services provided;

(xiv)                         that Bank or Ex-Im Bank, in the exercise of reasonable judgment, deems uncollectible for any reason;

(xv)                            that is due and payable in a currency other than U.S. dollars or an Approved Currency, except as may be approved in writing by Bank and Ex-Im Bank;

(xvi)                         that is due and payable from a military account debtor, except as may be approved in writing by Ex-Im Bank;

(xvii)                      that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Agreement;

(xviii)                   that is due and payable from an account debtor who (a) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (b) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (c) makes a general assignment for the benefit of creditors, (d) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) is adjudicated as bankrupt or insolvent, (f) files a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (h) takes any action for the purpose of effecting any of the foregoing;

(xix)                           that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(xx)                              for which the Items giving rise to such Account Receivable have not been shipped to the account debtor or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable otherwise do not represent a final sale;

(xxi)                           that is subject to any offset, deduction, defense, dispute, or counterclaim or the account debtor is also a creditor or supplier of the Borrower or the Account Receivable is contingent in any respect or for any reason;

(xxii)                        for which the Borrower has made any agreement with the account debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(xxiii)                     for which any of the Items giving rise to such Account Receivable have been returned, rejected or repossessed;

(xxiv)                    that is included as an eligible receivable under any other credit facility to which Borrower is a party;

(xxv)                       any of the Items giving rise to such Accounts Receivable are Capital Goods, unless the transaction is in accordance with Section 2.14 of the Borrower Agreement;

(xxvi)                    that is due and payable from an account debtor that is, or is located in, the United States; provided, however, that this subsection (xxvi) shall not preclude an Export-Related Accounts Receivable arising from the sale of Items to foreign contractors or subcontractors providing services to a United States

Embassy or the United States Military located overseas from being deemed an Eligible Export-Related Accounts Receivable;

(xxvii)                 that arise from the sale of Items that do not meet the U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement;

(xxviii)              that arise from the sale of any Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities;

(xxix)                      that, acting reasonably and in good faith and after consultation with the Borrower, the Bank has deemed such Accounts Receivable ineligible because of uncertainty about the creditworthiness of the account debtor or because the Bank otherwise reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure.  Amounts payable to any account debtor shall be netted out of Eligible Export-Related Accounts Receivable owing by such account debtor.  In the event of any dispute under the foregoing criteria, about whether an Account Receivable is or has ceased to be an Eligible Export-Related Account Receivable, the reasonable decision of the Bank, made in good faith, shall be conclusive and binding, absent manifest error; or

(xxx)                         that are Excluded Export-Related Accounts Receivable.

In addition, “Eligible Export-Related Accounts Receivable” shall also mean any account receivable of the Loan Parties that is approved in writing by the Bank and Ex-Im Bank.  The Bank and Ex-Im Bank have specifically approved as Eligible Export-Related Accounts Receivable those receivables due from the Eligible Joint Ventures arising from billings to Durrat and Diyaar, provided that payments by Durrat and Diyaar to the Eligible Joint Ventures are remitted to the Cash Collateral Account in accordance with the requirements of Section 8.7.  As used in this definition, “Letter of Credit” shall mean an irrevocable letter of credit subject to the UCP 500, payable in the United States or at the issuing bank and issued for the benefit of the Borrower on behalf of a Buyer in connection with the purchase of Items.  The value of each Eligible Export-Related Accounts Receivable shall be, at the date of determination thereof, the aggregate face amount of such Eligible Export-Related Accounts Receivable less taxes, discounts, credits, allowances and Retainages, except to the extent otherwise permitted by the Bank in writing.

“Eligible Joint Venture” means, collectively, (i) the Durrat Joint Venture, (ii) the Diyaar Joint Venture, provided the Borrower delivers standing instructions to Ahli United Bank with respect to payments made to the Diyaar Joint Venture and a consent to the pledge of Great Lakes equity interests in the Diyaar Joint Venture, each in form and substance satisfactory to the Bank and (iii) any other joint venture which is approved in writing from time to time by the Ex-Im Bank and the Bank; provided, however, with respect to each joint venture set forth in clause (i), (ii) and (iii) above, the equity interests of such joint venture owned by a Borrower, a Guarantor or a Subsidiary of the Borrower or a Guarantor shall be pledged to the Bank as security for the obligations pursuant to an International Pledge Agreement.

“Environmental Laws” means all international, foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use and natural resource matters now or hereafter in effect; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, as amended, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act, and any analogous state or local laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

“Event of Default” shall mean any of the events specified in Section 10.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exceptions Approval Letter” means a letter from Ex-Im Bank approving any and all applicable exceptions from the rules and regulations of Ex-Im Bank governing its Working Capital Guaranty Program.

“Excluded Export-Related Accounts Receivable” shall have the meaning set forth in Section 8.7.

“Ex-Im Bank” shall mean the Export-Import Bank of the United States.

“Ex-Im Bank Guaranty” shall mean that certain Master Guaranty Agreement No. MN-MGA-05-001 dated as of November 1, 2005, between Ex-Im Bank and the Bank, as the same may be amended, modified or supplemented from time to time.

“Ex-Im Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower or any Guarantor, (b) the Borrower’s ability to pay or perform the Obligations in accordance with the terms thereof, (c) the Collateral or Bank’s Liens on the Collateral or the priority of such Lien, or (d) the Bank’s rights and remedies under the International Loan Documents.

“Existing Letters of Credit” shall mean the letters of credit issued under the Domestic Credit Agreement and listed on Schedule 1.1.

“Exit Date” shall mean the date that none of Wells Fargo nor Bank nor an Affiliate thereof are participants in the Domestic Credit Agreement (i.e., no longer Domestic Lenders) unless prior to such date Ex-Im Bank has waived in writing the requirement that (i) the Borrower maintain a domestic revolving credit facility with a revolving commitment in an aggregate amount of at least $5,000,000 and which facility is not guaranteed by Ex-Im Bank or any other governmental program or (ii) Wells Fargo, Bank, or an Affiliate thereof are participants in the Domestic Credit Agreement.

“Exit Date Event of Default” shall mean the occurrence of the event specified in Section 10.4, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Export Order” shall mean a documented purchase order or contract evidencing a Buyer’s agreement to purchase the Items from a Loan Party for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the Buyer, the country of destination, contact information for the Buyer and the total amount of the purchase order or contract.

“Export-Related Accounts Receivable” shall mean those Accounts Receivable arising from the sale of Items which are due and payable to the Borrower or a Guarantor in the United States, except for Excluded Export-Related Accounts Receivable which shall not be required to be due and payable in the United States and as otherwise approved of by Ex-Im Bank and Bank.

“Fast Track Agreement” shall mean the Fast Track Lender Agreement, Number MN-FTLA-05-001 dated as of December 27, 2005, between Ex-Im Bank and the Bank, as the same may be amended, restated, modified or supplemented from time to time.

“Fast Track Borrower Supplement” shall mean the Fast Track Borrower Agreement Supplement executed by the Borrower as of September 29, 2006, as the same may be amended, restated, modified or supplemented from time to time.

“Final Disbursement Date” shall mean the date set forth in paragraph 10 of the Loan Authorization Agreement.

“Fiscal Quarter” means any quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Borrower consisting of a period of twelve consecutive months ending on December 31.

“GAAP” means generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), except as provided in the definitions of “Debt” and “Interest Expense” in respect of the treatment of Capital Stock of Holdings pursuant to Statement of Financial Accounting Standards No. 150 (“FAS 150”), which, subject to Section 1.3, are applicable to the circumstances as of the date of determination.

“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any State of the United States of America and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Guarantor or the Borrower, or any of their respective assets or Property.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, franchise, permit, certificate, license, award, authorization or other direction, guideline, or requirement of any Governmental Authority.

“Great Lakes LLC” means Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company, and any successors and assigns.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation, of any other Person (the “Primary Obligor”) in any manner, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:  (i) to purchase such Debt or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the Primary Obligor to make payment of the Debt or obligation, or (iv) otherwise to assure the owner of the Debt or obligation of the Primary Obligor against loss in respect thereof.  For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed (or the aggregate amount of such Debt which is guaranteed under such Guaranty, whichever is less), and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend so guaranteed.  Guaranties shall not include reimbursement obligations with respect to letters of credit but shall include guaranties of reimbursement obligations with respect to such letters of credit.

“Guaranty” shall mean each Guaranty executed by the Guarantors, substantially in the form of Exhibit F.

“Guarantors” means Great Lakes LLC, and each Subsidiary of the Borrower which executes and delivers a Guaranty and an International Security Agreement.

“Highest Lawful Rate” shall mean, with respect to the Bank, the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Obligations or on other amounts due to the Bank pursuant to this Agreement or any other International Loan Document, under laws applicable to the Bank which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” means GLDD Acquisitions Corp., a Delaware corporation, and any successors and assigns.

“Indemnified Parties” shall have the meaning set forth in Section 11.12.

“Initial Date” shall have the meaning set forth in Section 7.5.

“Interest Coverage Ratio” have the meaning specified in Section 9.5(d).

“Interest Expense” means, for any Fiscal Quarter, the aggregate consolidated interest expense (net of interest income) of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter, as determined in accordance with GAAP, including (i) Commitment Fees (as defined in the Domestic Credit Agreement) paid or payable during such Fiscal Quarter, (ii) all other fees paid or payable with respect to the issuance or maintenance of any Guaranty or contingent Debt (including Letters of Credit (as defined in the Domestic Credit Agreement) but excluding fees paid under the Bonding Agreement (as defined in the Domestic Credit Agreement)), which, in accordance with GAAP, would be included as interest expense, (iii) net costs or benefits under any Rate Protection Agreement (excluding (A) any gain or loss recognized under GAAP resulting from the mark to market valuation of any Rate Protection Agreement and (B) the costs of any commodity hedging transaction or foreign currency hedging transaction) and (iv) the portion of any payments made in respect of Capitalized Rentals of the Borrower and its consolidated Subsidiaries allocable to interest expense, but excluding any amortization of costs and expenses incurred in connection with, and relating to, this Agreement or other financings permitted by this Agreement.  For the avoidance of doubt, “Interest Expense” shall not include any non-cash dividends or other non-cash payments in respect of any Capital Stock of Holdings that is not included in the definition of “Debt” pursuant to the last sentence of such definition.

“International Borrowing Base” shall mean an amount equal to 90% of the Eligible Export-Related Accounts Receivable of the Loan Parties which is supported by a firm Export Order to which no party is in breach in any material respect of any material provision thereof.

“International Loan Documents” shall mean this Agreement, the Note, the Guaranty, the Standby Letter of Credit Agreement, all International Security Documents, and all instruments, certificates and agreements now or hereafter executed or delivered to the Bank pursuant to any of the foregoing and the transactions connected therewith, and all amendments, restatements, supplements, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing; provided that “International Loan Documents” shall not include the Domestic Loan Documents, the Ex-Im Bank Guaranty, the Fast Track Agreement, the Fast Track Borrower Agreement Supplement, the Loan Authorization Agreement and the Borrower Agreement.

“International Security Agreements” shall mean the International Security Agreements at any time executed and delivered by the Borrower and any Guarantor for the benefit of the Bank, and any and all amendments, modifications, renewals and extensions thereof.

“International Security Documents” shall mean this Agreement, the International Security Agreements, the International Pledge Agreements and any guaranties, as each may be amended or modified from time to time.

“International Pledge Agreements” shall mean the International Pledge Agreements at any time executed and delivered by the Borrower and any Guarantor for the benefit of the Bank, and any and all amendments, modifications, renewals and extensions thereof.

“Inventory” shall have the meaning set forth in the Borrower Agreement.

“Investments” means, as applied to any Person, any purchase or other acquisition by that Person of Securities or Debt, or of a beneficial interest in Securities or Debt, of any other Person, any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees, officers and directors and similar items made or incurred in the ordinary course of business), capital contribution by that Person to any other Person, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be determined in conformity with GAAP.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon.

“Items” shall have the meaning set forth in the Borrower Agreement.

“Letter of Credit” and “Letters of Credit” shall have the meanings provided in Section 2.3(a).

“Letter of Credit Fee” shall have the meaning specified in Section 4.2.

“Letter of Credit Obligations” shall mean all undrawn amounts of outstanding obligations incurred by the Bank, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee by the Bank of Letters of Credit.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning specified in Section 2.4(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance for the payment of money, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financial lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a “true” lessor pursuant to Section 9-408 of the Code or other comparable law of any jurisdiction) naming the owner of the asset to which such Lien relates as debtor under the Code or other comparable law of any jurisdiction but excluding unauthorized financing statements filed under the UCC (or any similar law) with respect to which no security interest exists in the assets described in such financing statements.

“Loan Authorization Agreement” shall mean the duly-executed Fast Track Loan Authorization Agreement, setting forth certain terms and conditions of the credit facility, a copy of which is attached as Annex A to the Borrower Agreement.

“Loan Facility Anniversary Date” shall mean each one (1) year anniversary of September 29, 2006.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse effect upon (i) the condition (financial or otherwise), operating results, assets, liabilities, business or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the International Loan Documents, the Liens granted to the Bank pursuant to the International Loan Documents, or the rights and remedies of the Bank thereunder.

“Maturity Date” shall mean December 31, 2008.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary or non-recurring gain or loss) which, in accordance with GAAP, would be included as net income on a consolidated statement of income of the Borrower and its Subsidiaries for such period.

“Note” shall mean the International Revolving Note executed by the Borrower, as of September 29, 2006, and payable to the Bank, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00) and each renewal, increase, extension, amendment, replacement, modification or other re-arrangement thereof.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any, some or all of the Loan Parties arising under this Agreement, the Note and the other International Loan Documents whether now or hereafter arising, of any nature or amount whatsoever, and including any and all interest and fees that accrue after the commencement of proceedings under Debtor Laws, regardless of whether the same are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 11.17.

“Organization Document” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Borrower” shall mean Great Lakes Dredge & Dock Corporation, a Delaware corporation.

“Payment Office” means 1000 Louisiana, 4th Floor, Houston, Texas 77002, Attention: Scott Gildea, or such other office or offices as the Bank may from time to time notify the Borrower.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of the Bank or the value of the assets in which the Bank has such a Lien and a stay of enforcement of any such Lien shall be in effect; (b) deposits or pledges securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Borrower’s business; (d) judgment Liens that have been stayed or bonded; (e) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of the Borrower’s business with respect to obligations which are not due; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided, that, any such Lien shall not encumber any other property of Borrower; (g) security interests being terminated concurrently with the execution of the International Loan Documents; and (h) Liens disclosed in Section 6.D. of the Loan Authorization Agreement, provided that, except as otherwise permitted by Ex-Im Bank in writing, such Liens in Section 6.D. shall be subordinate to the Liens in favor of the Bank on the Collateral.

“Person” shall mean an individual, partnership, joint venture, corporation, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“Plan” shall mean any plan subject to Title IV of ERISA or Section 412 of the Code and maintained at any time since January 1, 1986 for employees of the Borrower or any Subsidiary of the Borrower thereof or of any member of a “controlled group of corporations” or “trade or business,” as such terms are defined in Section 414(b) or (c) of the Code, of which the Borrower or any Subsidiary of the Borrower thereof is a member, or any plan subject to Title IV of ERISA or Section 412 of the Code to which the Borrower or any Subsidiary of the Borrower thereof is required to contribute, or has been required to contribute at any time since January 1, 1986, on behalf of its employees.

“Prime Rate” means the rate of interest from time to time announced publicly by Wells Fargo, in San Francisco, California, as its prime rate.  Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate, it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.  In addition, such rate is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate, and each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo; provided, however, such rate shall be a rate of interest generally applied by Wells

Fargo to other loan transactions to the extent such transactions include rates based in whole or in part on the Prime Rate.

“Prohibited Country” shall mean any country in which Ex-Im Bank coverage is not available for commercial reasons or in which Ex-Im Bank is legally prohibited from doing business, as designated in the Country Limitation Schedule.

“Property” or “Properties” means any interest in any kind of property or assets, whether real, personal or mixed, and whether tangible or intangible.

“Quarterly Unaudited Financial Statements” shall mean the unaudited quarterly consolidated financial statements of a Person, which statements shall include a consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and a consolidated and consolidating statement of earnings and consolidated statement of cash flows for such Fiscal Quarter, and for the Fiscal Year to date, subject to normal year-end adjustments, and certified on behalf of such Person by an Authorized Officer of such Person who is the chief financial officer, treasurer, assistant treasurer or controller of the Borrower

“Rate Protection Agreement” means any interest rate hedging transaction, commodity hedging transaction, foreign currency hedging transaction or similar arrangement.

“Rentals” means and includes as of the date of any determination thereof all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property and including all payments on Capital Leases) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.  Fixed rents under any so-called “percentage leases” shall be computed not only on the basis of the minimum rents, if any, required to be paid by the lessee but also on the basis of any additional rents whether based on sales volume or gross revenues or otherwise.  With respect to leases providing for period of free rent or discounted rent, Rentals means the amount of the actual cash payments required under the lease, even though accounting convention may require that the rents be accrued on an amortized basis over the term of the lease.

“Restricted Payments” means (i) any dividend or other distribution on account of any shares of any class of Capital Stock of the Borrower (including, without limitation, any class of preferred stock) now or hereafter outstanding (except a dividend payable solely in shares or any warrants, options or other rights with respect thereto or rights to acquire shares, of common stock of the Borrower), including, without limitation, all payments which are from time to time due and owing by the Borrower pursuant to or with respect to the Acquisition Agreement (as defined in the Domestic Credit Agreement) (other than for indemnification or expense reimbursement pursuant to the terms thereof), (ii) any redemption, retirement, repurchase, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding or any warrants, options or other rights with respect thereto, (iii) any voluntary or mandatory redemption, repurchase, retirement, sinking fund payment or other payment of principal with respect to the Note Indenture Obligations (as defined in the Domestic Credit Agreement), or any voluntary payment or other prepayment of interest with respect to the Note Indenture Obligations, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower, (v) any voluntary prepayment, redemption, or repurchase or other voluntary payment of principal with respect to the Bonding Agreement, or any voluntary payment or other prepayment of interest with respect thereto, or (vi) the setting aside of funds for any of the foregoing.

“Retainage” shall mean that portion of the purchase price of an Export Order that a Buyer is not obligated to pay until the end of a specified period of time following the satisfactory performance under such Export Order.

“Security” has the meaning specified in Section 2(1) of the 1933 Act.

“Senior Debt” means Total Funded Debt consisting of (i) the outstanding principal balance of the Obligations (as defined in the Domestic Credit Agreement) (other than the aggregate undrawn face amount of Letters of Credit (as defined in the Domestic Credit Agreement)), (ii) Capitalized Rentals and (iii) and all other Total Funded Debt owing by the Borrower or any of its Subsidiaries which is secured in whole or in part by a Lien on any property of the Borrower or any of its Subsidiaries.  “Senior Debt” shall be calculated net of cash and Cash Equivalents (as defined in the Domestic Credit Agreement) held by the Borrower and its Subsidiaries in the United States.

“Senior Leverage Ratio” have the meaning specified in Section 9.5(c).

“Standby Letter of Credit Agreement” shall mean the Standby Letter of Credit Agreement, executed by the Borrower substantially in the form of Exhibit G.

“Stated Amount” shall mean, as to each Letter of Credit, at any time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other association or entity of which more than fifty percent (50%) of the Voting Stock of such entity is at any time, directly or indirectly, owned by such Person.  Unless the context is to the contrary, any reference to a Subsidiary herein shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall mean Great Lakes Dredge & Dock Corporation (formerly named Great Lakes Dredge & Dock Holdings Corp.), a Delaware corporation and successor by merger to the Original Borrower.

“Total Funded Debt” of any Person means as of any date of determination, all Debt of the Borrower and its consolidated Subsidiaries which, in accordance with GAAP, should be included as liabilities in the consolidated balance sheet of the Borrower and its Subsidiaries at such time (excluding, however, the undrawn face amount of all letters of credit and all Capitalized Rentals due within one year from the date of determination hereunder).  “Total Funded Debt,” when used with respect to the Borrower, shall mean the aggregate amount of all such Total Funded Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP

(eliminating intercompany items).  “Total Funded Debt” shall be calculated net of cash and Cash Equivalents (as defined in the Domestic Credit Agreement) held by the Borrower and its Subsidiaries in the United States.

“Total Leverage Ratio” have the meaning specified in Section 9.5(b).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unpaid Drawing” shall have the meaning specified in Section 2.5(a).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“U.S. Content” shall have the meaning set forth in the Borrower Agreement.  The parties hereto hereby agree that in the event any dispute arises as to the U.S. Content of any good or service, the decision of Ex-Im Bank shall be final and conclusive.

“Voting Stock” means Securities or other equity interests of any class or classes of a corporation, partnership, limited liability company or other association or entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors, managers, general partners, managing members or Persons performing similar functions.

“Warranty Letter of Credit” shall have the meaning set forth in the Borrower Agreement.

“Weekly International Borrowing Base Certificate” shall have the meaning set forth in Section 2.2(a).

“Wells Fargo” shall mean Wells Fargo Bank, N.A.